AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 17, 1998
===============================================================================
                                                    REGISTRATION NO. 333-

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM S-3

                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                     FIRST UNION REAL ESTATE EQUITY AND
                            MORTGAGE INVESTMENTS
           (Exact name of Registrant as specified in its charter)

           OHIO                                                34-6513657
  (State of Organization)                                  (I.R.S. Employer
                                                         Identification Number)
                              55 PUBLIC SQUARE
                                 SUITE 1900
                         CLEVELAND, OHIO 44113-1937
                               (216) 781-4030
            (Address, including zip code, and telephone number,
     including area code, of Registrant's principal executive offices)


                               PAUL F. LEVIN
                              55 PUBLIC SQUARE
                                 SUITE 1900
                         CLEVELAND, OHIO 44113-1937
                               (216) 781-4030
         (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)


                                  COPY TO:

                            STEVEN G. SCHEINFELD
                  FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
                             ONE NEW YORK PLAZA
                       NEW YORK, NEW YORK 10004-1980
                               (212) 859-8000


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|


============================================================================

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

=============================================================================

(continued from previous page)

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of a prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|


                                              CALCULATION OF REGISTRATION FEE
=========================================== ================= ====================== ====================== ===================

                                                                PROPOSED MAXIMUM      PROPOSED MAXIMUM          AMOUNT OF
           TITLE OF EACH CLASS                AMOUNT TO BE     OFFERING PRICE PER     AGGREGATE OFFERING       REGISTRATION
      OF SECURITIES TO BE REGISTERED           REGISTERED           UNIT(FN1)            PRICE(FN1)                 FEE
------------------------------------------- ----------------- ---------------------- ---------------------- -------------------
Rights to purchase Shares of
   Beneficial Interest, $1.00
   par value per share.........                   --                   --                     --                  --(FN2)
------------------------------------------- ----------------- ---------------------- ---------------------- -------------------
Shares of Beneficial Interest,
   $1.00 par value per share(FN3)              31,431,000             $5.00              $157,155,000            $46,361
------------------------------------------- ----------------- ---------------------- ---------------------- -------------------
Total..........................                31,431,000             $5.00              $157,155,000            $46,361
=========================================== ================= ====================== ====================== ===================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.
(2) Pursuant to Rule 457(g), no registration fee is payable with respect to the Rights because the Rights are being registered in the same registration statement as the securities being offered pursuant thereto.
(3) Includes rights to purchase Shares of Beneficial Interest, $1.00 par value per share, under the Company's existing shareholder rights plan. Prior to the occurrence of certain events, these rights will not be evidenced separately from the Shares of Beneficial Interest, $1.00 par value per share.

[RED HERRING]

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                           SUBJECT TO COMPLETION
              PRELIMINARY PROSPECTUS DATED SEPTEMBER 17, 1998

PROSPECTUS

                          FIRST UNION REAL ESTATE
                      EQUITY AND MORTGAGE INVESTMENTS
              31,431,000 RIGHTS TO PURCHASE 31,431,000 SHARES
                                     OF
                            BENEFICIAL INTEREST
                        ($1.00 PAR VALUE PER SHARE)
                             ------------------

     First Union Real Estate Equity and Mortgage Investments ("First Union" or the "Company") is a real estate investment trust (a "REIT") whose primary business has been to acquire, reposition and own retail, apartment, office and parking properties throughout the United States and Canada. First Union Management, Inc. (the "Management Company," and together with First Union, the "First Union Companies"), an affiliate of First Union, manages or leases certain of First Union's assets and owns a controlling interest in a Canadian parking and management services company ("Impark"). The First Union Companies have an organizational structure commonly referred to as "stapled," whereby the shares of beneficial interest, $1.00 par value per share, of First Union (the "Common Shares"), are "stapled to" a proportionately equal interest in the shares of common stock, without par value, of the Management Company (the "Management Company Shares," and together with the Common Shares, the "Stapled Shares"), subject to certain exceptions. The Common Shares may not be issued or transferred without their "stapled" counterparts in the Management Company. The Management Company Shares are held in trust (the "Trust") for the benefit of the holders of the Common Shares. See "Description of Capital Stock -- Common Shares -- Beneficial Ownership of the Management Company." For a discussion of the future status of the Management Company, see "Certain Federal Income Tax Considerations -- Taxation of First Union -- Stapled Stock."

     This Prospectus relates to (a) 31,431,000 rights (the "Rights") to subscribe for and purchase 31,431,000 Common Shares and (b) up to an aggregate of 31,431,000 Common Shares issuable by First Union upon exercise of the Rights (including purchases pursuant to the Oversubscription Privilege (as defined herein) and the Standby Commitment (as defined herein)). The offering of Common Shares is hereinafter referred to as the "Offering."

     First Union is distributing, at no cost, to each holder of Common Shares of record as of the close of business on [ ], 1998 (the "Record Date"), one Right for every Common Share held. Each Right entitles the holder thereof to purchase one Common Share (the "Basic Subscription") at a subscription price of $5.00 per Common Share (the "Subscription Price"). To ensure that First Union maintains its status as a REIT, First Union's by-laws (the "By-Laws") restrict beneficial and constructive ownership of Common Shares by any single person or group of persons acting collectively to 9.8% of the outstanding Common Shares (the "Share Ownership Limit"). Accordingly, absent a Waiver (as defined herein) from First Union, the number of Rights a holder will be entitled to exercise may be limited. See "Certain Federal Income Tax Considerations," "The Offering -- Basic Subscription; Limitations on Subscription" and "Description of Capital Stock -- Common Shares -- Restriction on Size of Holdings."

     No Rights will be issued in respect of fractional Common Shares. All Rights will be evidenced by Rights certificates ("Rights Certificates") and will expire at 5:00 p.m., Eastern Daylight Time, on [ ], 1998, or such later time and date as First Union may determine in its sole discretion
(the "Expiration Time"). The Rights are not transferable, except by operation of law. Holders who do not exercise their Rights will relinquish any value inherent in their Rights. See "Risk Factors -- Risk of Dilution in the Offering." An election to exercise any Right is irrevocable. See "The Offering."

     A  holder  of  Rights  who  validly   exercises   in  full  its  Basic
Subscription, and who may do so without exceeding the Share Ownership Limit, may also oversubscribe (the "Oversubscription Privilege"), at the Subscription Price, for additional Common Shares that have not been purchased through the exercise of Rights ("Unsubscribed Shares"). However, absent a Waiver from First Union, such holder will be entitled to subscribe for only up to such number of Unsubscribed Shares that would cause such holder to beneficially or constructively own a percentage of Common Shares that reaches but does not exceed the Share Ownership Limit. Only holders of Common Shares on the Record Date will be entitled to the Oversubscription Privilege. If a holder elects to exercise the Oversubscription Privilege, such holder must do so concurrently with its exercise of the Basic Subscription. An election to exercise the Oversubscription Privilege is irrevocable.

     All amounts received by National City Bank, the subscription agent (the "Subscription Agent"), pursuant to the exercise of the Rights or the Oversubscription Privilege will be held in escrow until the completion of the Offering. See "The Offering -- Escrow Arrangements; Return of Funds."

     To ensure that the net proceeds from the Offering will be sufficient to repay all amounts due and payable under the Company's $90 million Bridge Loan (as defined herein), including interest and fees (the "Maximum Standby Commitment"), Gotham Partners, L.P. ("Gotham LP"), Gotham Partners III, L.P. ("Gotham III LP," and together with Gotham LP, "Gotham") and Elliott Associates, L.P. ("Elliott Associates"), shareholders of First Union (collectively, the "Standby Purchasers"), have agreed to purchase, at the Subscription Price, those Common Shares (the "Standby Commitment Shares") that are not purchased through the exercise of Rights or the
Oversubscription Privilege (the "Standby Commitment"), up to a maximum number of Common Shares (the "Maximum Standby Shares") having an aggregate Subscription Price of up to the Maximum Standby Commitment. Gotham has agreed to acquire 7/9ths of all Standby Commitment Shares, having an aggregate Subscription Price of up to 7/9ths of the Maximum Standby Commitment, and Elliott Associates has agreed to acquire 2/9ths of all Standby Commitment Shares, having an aggregate Subscription Price of up to 2/9ths of the Maximum Standby Commitment. To the extent that holders subscribe for fewer than the Maximum Standby Shares in the aggregate through their Basic Subscription and Oversubscription Privilege, the Standby Purchasers will subscribe for the difference. To the extent that holders subscribe for more than the Maximum Standby Shares in the aggregate, the Standby Purchasers will not be obligated to purchase any Standby Commitment Shares. As of September 14, 1998, Gotham and Elliott Associates beneficially owned 9.70% and 1.35%, respectively, of the outstanding Common Shares.

     No fractional Common Shares will be issued in respect of the exercise of any Rights or the Oversubscription Privilege or pursuant to the Standby Commitment. The Company intends to apply for listing of the Common Shares to be issued pursuant to the exercise of the Rights and the Oversubscription Privilege and the Standby Commitment on the New York Stock Exchange (the "NYSE"). The Common Shares are listed on the NYSE under the symbol "FUR," and the last reported sale price of the Common Shares on September 16, 1998 was $5.75. See "Price Range of Common Shares and Distributions."

                             ------------------

     CURRENT SHAREHOLDERS OF THE COMPANY WHO DO NOT PARTICIPATE IN THE OFFERING MAY SUFFER SIGNIFICANT DILUTION IN THEIR RELATIVE PERCENTAGE OWNERSHIP IN THE COMPANY UPON ISSUANCE OF COMMON SHARES TO HOLDERS EXERCISING RIGHTS AND THE OVERSUBSCRIPTION PRIVILEGE AND TO THE STANDBY PURCHASERS. IF GOTHAM PURCHASES STANDBY COMMITMENT SHARES PURSUANT TO THE STANDBY COMMITMENT, GOTHAM MAY BE ABLE TO CONTROL SIGNIFICANTLY THE OUTCOME OF ALL MATTERS SUBMITTED TO SHAREHOLDERS FOR A VOTE, INCLUDING THE ELECTION OF TRUSTEES AND, CONSEQUENTLY, THE COMPANY'S MANAGEMENT, POLICIES AND OPERATIONS.

                             ------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 10 HEREIN FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF COMMON SHARES BEFORE DECIDING TO EXERCISE THEIR RIGHTS.

                             ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR
          HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
             SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                   TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ------------------

                   THE DATE OF THIS PROSPECTUS IS , 1998.


                           AVAILABLE INFORMATION

     First  Union  is  subject  to the  informational  requirements  of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy material and other information concerning First Union can be inspected and copied at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including First Union. First Union's outstanding Common Shares and outstanding Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, $1.00 par value per share (the
"Series A Preferred Shares"), are listed on the NYSE under the symbols, "FUR" and "FURPrA," respectively, and all such reports, proxy material and other information filed by First Union with the NYSE may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

     First Union has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This prospectus ("Prospectus"), which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the content of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.


              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by First Union with the Commission (File No. 1-6249) pursuant to the Exchange Act are incorporated by reference in this Prospectus:

     (1) First Union's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

     (2) First Union's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998;

     (3) First Union's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998;

     (4)  First Union's Current Report on Form 8-K dated May 6, 1998;

     (5)  First Union's Current Report on Form 8-K dated May 18, 1998;

     (6)  First Union's Current Report on Form 8-K dated June 9, 1998;

     (7)  First Union's Current Report on Form 8-K dated June 17, 1998; and

     (8) Description of First Union's Share Purchase Rights included in First Union's Registration Statement on Form 8-A dated March 30, 1990.

     All documents filed by First Union pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which is or is deemed to be incorporated by reference herein, modifies or supersedes any such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     First Union will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the oral or written request of such person, a copy of any of the foregoing documents incorporated herein by reference (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to First Union Real Estate Equity and Mortgage Investments, 55 Public Square, Suite 1900, Cleveland, Ohio 44113-1937, Attention: Steven M. Edelman, telephone (216) 781-4030.

                             PROSPECTUS SUMMARY

     The information contained in this summary is qualified in its entirety by the more detailed information, including financial information, appearing elsewhere or incorporated by reference in this Prospectus. Except as expressly stated herein or unless the context otherwise requires, references to (i) "First Union" or the "Company" refer to First Union Real Estate Equity and Mortgage Investments and its subsidiaries, (ii) the "Management Company" refer to First Union Management, Inc. and its subsidiaries, and (iii) "Impark" refer to Imperial Parking Limited and its subsidiaries and Impark Services Limited and its subsidiaries.


                                THE COMPANY

     First Union is a REIT whose primary business has been to acquire, reposition and own retail, apartment, office and parking properties throughout the United States and Canada. The Management Company, an affiliate of First Union, manages or leases certain of First Union's assets and owns a controlling interest in Impark. The First Union Companies have an organizational structure commonly referred to as "stapled," whereby the Common Shares are "stapled to" a proportionately equal interest in the Management Company Shares, subject to certain exceptions. The Common Shares may not be issued or transferred without their "stapled" counterparts in the Management Company. The Management Company Shares are held in trust for the benefit of the holders of the Common Shares.

     First Union owns regional enclosed shopping malls, apartment complexes, office buildings and parking facilities. First Union's portfolio is diversified by type of property, geographical location, tenant mix and rental market. As of June 30, 1998, First Union owned (in fee or pursuant to long-term ground leases under which First Union is lessee) 21 shopping malls, eight apartment complexes, five office properties, seven parking facilities, and ten parking lots in Canada, as well as land leased to a third party. First Union also owns 50% of another mall in a joint venture with an unrelated party.

Recent Developments

     On May 18, 1998, the Company announced that its Board of Trustees (the "Board" or "Board of Trustees") had terminated the employment of James C. Mastandrea, Chairman of the Board, Chief Executive Officer and President of the Company prior to such termination, and had appointed Steven M. Edelman, Executive Vice President and Chief Financial Officer of the Company, as
Interim Chief Executive Officer. The Board of Trustees is currently evaluating candidates for the office of Chief Executive Officer, but there can be no assurance that the Board will be able to fill such position in the near future.

     At the Company's Special Meeting of Beneficiaries held on May 19, 1998, following a proxy contest successfully waged by Gotham LP (the "Proxy Contest"), nine new trustees were elected to the Board of Trustees, and the Board's size was increased from nine to 15 trustees ("Trustees"). Four of the nine new Trustees are principals or employees of Gotham, including William A. Ackman, Chairman of the Company, and David P. Berkowitz, Vice Chairman of the Company. At the time the new Trustees took office on June 3, 1998, three of the six then incumbent Trustees resigned, resulting in three vacancies.

     During the quarter ended June 30, 1998, First Union recognized $17.4 million of one-time expenses primarily in connection with the Proxy Contest and change in the Board's composition. These one-time expenses included proxy expenses and related legal fees, cash severance and vesting of restricted stock for First Union's terminated Chairman of the Board, Chief Executive Officer and President, vesting of restricted stock granted to other employees of the First Union Companies, and the potential loss of a deposit to purchase a parking facility.

     In June 1998, the lenders under the Company's $125 million credit facility (the "FUR Credit Facility") and the lenders under Impark's Cdn.$50 million credit facility (the "Impark Credit Facility," and together with the FUR Credit Facility, the "Credit Facilities"), determined that a default had occurred under their respective Credit Facilities as a result of the change in the Board's composition. However, the lenders under each Credit Facility have granted temporary waivers with respect to such defaults. The waiver for the default under the FUR Credit Facility expires on November 26, 1998, and the waiver for the default under the Impark Credit Facility expires on December 31, 1998. The lenders under each Credit Facility also granted the Company and Impark relief from compliance with certain financial covenants under the Credit Facilities.

     In July 1998, First Union commenced a tender offer (the "Tender Offer") to purchase all $100 million principal amount of its 8-7/8% Senior Notes due 2003 (the "Senior Notes") for $970 per $1,000 principal amount of Senior Notes, plus accrued and unpaid interest. Concurrently with the Tender Offer, First Union conducted a consent solicitation (the "Consent Solicitation") and offered a consent payment of $30 per $1,000 principal amount of Senior Notes to amend the indenture governing the Senior Notes (the "Senior Note Indenture") and to terminate listing of the Senior Notes on the NYSE. The purpose of the Tender Offer and Consent Solicitation was
(i) to prevent the possibility that the Company would be required to purchase the Senior Notes at 101% of their principal amount, an obligation which the Company would not have had the financial resources to satisfy, and (ii) to provide the Company with additional financial and operating flexibility. Prior to its amendment, the Senior Note Indenture required the Company to offer to purchase the Senior Notes at 101% of their principal amount if within 90 days following the date of a "change of control," the rating of the Senior Notes by both Standard & Poor's Corporation ("S&P") and Moody's Investors Services, Inc. ("Moody's") declined by one or more rating gradations. During April 1998, S&P placed the Company on Credit Watch and in June 1998, Moody's placed the Senior Notes under review for possible downgrade.

     In August 1998, pursuant to the Tender Offer and Consent Solicitation, holders of approximately 88% of the outstanding Senior Notes consented to the indenture amendments and delisting and First Union purchased approximately $88 million principal amount of Senior Notes. The purchase of the Senior Notes was financed with the proceeds of a $90 million loan that has a term of six months (subject to two three-month extension periods) and bears interest at 9-7/8% (the "Bridge Loan"). The lenders under the Bridge Loan are Bankers Trust Company, as agent, and BankBoston, N.A., Blackacre Bridge Capital, Elliott Associates, Gotham and Wellsford Capital, each as an equal participant. First Union intends to repay the Bridge Loan with the net proceeds of the Offering. See "Use of Proceeds."

     Prior to entering into the Bridge Loan, representatives of the Company initiated discussions with several institutions to determine their interest in providing financing for the Tender Offer. These discussions did not result in any reasonably acceptable offers, except for the offer by the lenders under the Bridge Loan, which required the Company to obtain standby purchase commitments for the Offering to ensure that the net proceeds of the Offering would be sufficient to repay all amounts due and payable under the Bridge Loan, including interest and fees. The Company sought such standby purchase commitments from several major shareholders of the Company. However, it did not obtain any standby commitments other than the Standby Commitment, the terms of which were approved by an independent committee of the Board. When the Bridge Loan was funded, the Company agreed to pay each of Gotham and Elliott Associates a fee equal to 2% of their respective pro rata portions of the Maximum Standby Commitment (the "2% Fee"), whether or not the Offering was consummated. The 2% Fee is payable on the earliest of August 6, 1999, the date the Bridge Loan is repaid, and the date the Offering is consummated.

     To help stabilize the Company's financial condition, the Board suspended the Company's quarterly dividend on the Common Shares, effective as of the quarter ended June 30, 1998, and instituted an annual dividend policy. The Board intends to make the minimum amount of distributions to shareholders required to maintain the Company's REIT status. See "Certain Federal Income Tax Considerations -- Taxation of First Union -- Annual Distribution Requirements." Because First Union believes it will satisfy the minimum distribution requirements for the current fiscal year without further distributions, it does not expect to make further distributions on its Common Shares in 1998.

     On July 22, 1998, tax legislation was enacted limiting the "grandfathering" rule applicable to stapled REITs such as the Company (the "Stapled REIT Legislation"). As a result, the income and activities of the Management Company with respect to any real property interests acquired by the First Union Companies after March 26, 1998 will be attributed to First Union for purposes of determining whether First Union qualifies as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). First Union believes that there may be certain advantages, however, to maintaining its stapled REIT status and has begun to consider the advantages of retaining such structure. The Stapled REIT Legislation nevertheless limits the benefits of the stapled REIT structure, and there can be no assurance that the Company will be able to take advantage of or maintain such structure in the future. See "Risk Factors -- Stapled REIT Tax Risks; REIT Tax Risks."

Business Strategy

     In light of the change in the Board's composition, the Stapled REIT Legislation and other strategic and business considerations, the Board is currently re-evaluating the Company's overall business plan. Among other things, the Board is reviewing the Company's capital, operational and management structure, and analyzing the Company's assets to assess their ongoing potential to contribute to shareholder value. Various professionals have been engaged by the Company and are assisting the Board in its reviews and analyses.

     The Board is also considering certain opportunistic real estate investments where, for example, (i) sellers are seeking liquidity for their private real estate portfolios, and may be interested in maintaining management positions, (ii) management talent is an instrumental part of the overall real estate acquisition, or (iii) legal, tax, financing or other complexities make it difficult for traditional purchasers to pursue the transaction.

     As part of its new business plan, prior to the completion of the Offering, the Company intends to terminate its management agreements with the Management Company, self-manage its retail, apartment and office portfolios, and enter into third-party management arrangements for the parking facilities it owns. The Company may also in the future transfer its assets to an operating partnership to be controlled by the Company (commonly referred to as an "UPREIT") in exchange for interests in such operating partnership.

                                THE OFFERING

Rights......................  First Union is distributing, at no cost, to each holder of Common Shares of record as of the close of business on the Record Date, one Right for every Common Share held. An aggregate of 31,431,000 Rights will be issued. No Rights will be issued in respect of fractional Common Shares. Holders who own Common Shares through the Company's dividend reinvestment plan as of the Record Date will not receive Rights for such Common Shares. See "The Offering-- Holders of Common Shares in Dividend Reinvestment Plan."

Record Date.................  [ ], 1998.

Subscription Price..........  $5.00 per Common Share.


Closing  Price  of the
Common Shares on the NYSE
on  September  16, 1998.....  $5.75 per Common Share.


Basic Subscription..........  Each  Right entitles  the  holder  thereof to purchase one Common Share at the Subscription Price. The number of Rights a holder will be entitled to exercise may be limited by the
                              Share   Ownership   Limit.

Oversubscription Privilege..  A holder  of Rights who  validly exercises in full its Subscription, and who may do so without exceeding the Share Ownership Limit, may also oversubscribe, at the Subscription Price, for additional Common Shares that have not been purchased through the exercise of Rights. However, absent a Waiver from First Union, such holder will be entitled to subscribe  for  only  up to  such  number  of
                              Unsubscribed Shares that would cause such holder to beneficially or constructively own a percentage of Common Shares that reaches but does not exceed the Share Ownership Limit. If an insufficient number of Unsubscribed Shares is available to satisfy fully all elections to exercise the Oversubscription Privilege, the available Unsubscribed Shares will be allocated pro
                              rata   among   holders   who   exercise   the
                              Oversubscription Privilege based on the respective numbers of Rights exercised by such holders pursuant to the Basic Subscription. Only holders of Common Shares on the Record Date will be entitled to the Oversubscription Privilege. If a holder elects to exercise the Oversubscription Privilege, such holder must do so concurrently with its exercise of the Basic Subscription. See "The Offering-- Oversubscription Privilege."

Standby Commitment..........  The  Standby  Purchasers   have   agreed   to
                              purchase,  at the Subscription  Price,  those
                              Common Shares that are not purchased  through
                              the     exercise    of    Rights    or    the
                              Oversubscription Privilege, up to the Maximum
                              Standby    Shares    having   an    aggregate
                              Subscription  Price  of  up  to  the  Maximum
                              Standby  Commitment.  Gotham  has  agreed  to
                              acquire  7/9ths  of  all  Standby  Commitment
                              Shares,  having  an  aggregate   Subscription
                              Price of up to 7/9ths of the Maximum  Standby
                              Commitment, and Elliott Associates has agreed
                              to acquire  2/9ths of all Standby  Commitment
                              Shares,  having  an  aggregate   Subscription
                              Price of up to 2/9ths of the Maximum  Standby
                              Commitment.   To  the  extent  that   holders
                              subscribe for fewer than the Maximum  Standby
                              Shares in the  aggregate  through their Basic
                              Subscription and Oversubscription  Privilege,
                              the Standby Purchasers will subscribe for the
                              difference.   To  the  extent  that   holders
                              subscribe  for more than the Maximum  Standby
                              Shares   in  the   aggregate,   the   Standby
                              Purchasers will not be obligated to purchase any Standby Commitment Shares.

                              The Board of Trustees has agreed to waive the Share Ownership Limit to the extent necessary to enable Gotham to satisfy its obligation under the Standby Commitment. The terms and conditions of the Standby Commitment have been approved by an independent committee of the Board of Trustees. See "The Offering -- Standby Commitment." As of September 14, 1998, Gotham and Elliott Associates beneficially owned 9.70% and 1.35%,
                              respectively,   of  the  outstanding   Common
                              Shares.

Share Ownership Limit;
Limitations  on
Subscription................  To ensure  that  First  Union  maintains  its status as a REIT, the By-Laws restrict beneficial and constructive ownership of Common Shares by any single person or group of persons acting collectively to 9.8% of the outstanding Common Shares. See "Certain Federal Income Tax Considerations," "The Offering-- Basic Subscription; Limitations on Subscription" and "Description of Capital Stock-- Common Shares-- Restriction on Size of Holdings."

                              A holder will be entitled to exercise only up to such number of Rights that would cause such holder to reach but not exceed the Share Ownership Limit, unless First Union waives the Share Ownership Limit for such holder (a "Waiver"). A holder's percentage beneficial ownership interest in Common Shares ("Beneficial Ownership Interest") will be calculated promptly following the Expiration Time by dividing (i) the sum of (a) the aggregate number of Common Shares beneficially owned by such holder immediately prior to the Expiration Time, (b) the aggregate number of Common Shares for which such holder has exercised Rights, and (c) the aggregate number of Common Shares into which all Series A Preferred Shares beneficially owned by such holder immediately prior to the Expiration Time are convertible, by (ii) the sum of (a) the aggregate number of Common Shares outstanding immediately after consummation of the Offering and (b) the aggregate number of Common Shares into which all Series A Preferred Shares beneficially owned by such holder immediately after consummation of the Offering are convertible. See "The Offering -- Basic Subscription; Limitations on Subscription."

Waiver   of  Share
Ownership Limit.............  A holder may apply  for a Waiver  from  First
                              Union of the Share Ownership Limit in connection with the exercise of its Basic Subscription, Oversubscription Privilege or both by completing the Request for Waiver of Share Ownership Limit form accompanying this Prospectus. In deciding whether to grant a Waiver, First Union may require the holder to make certain representations and warranties, comply with certain covenants and provide an opinion of counsel with respect to certain REIT tax issues. See "The Offering -- Waiver of Share Ownership Limit" and "Certain Federal Income Tax Considerations -- Taxation of First Union."

                              The anticipated size of a holder's Beneficial Ownership Interest after consummation of the Offering cannot be determined at the time such holder exercises its Rights because the size of such interest will depend in large part on the number of Common Shares subscribed for by other holders. In light of the Standby Commitment, a holder, in calculating such Beneficial Ownership Interest, may assume that at least the Maximum Standby Shares will be issued pursuant to the Offering. See "The Offering -- Standby Commitment." Unless a holder applies for and is granted a Waiver, any Rights exercised by such holder that would cause it to exceed the Share Ownership Limit will be deemed not to have been exercised by such holder. The aggregate Subscription Price paid by a holder for Rights that are deemed not to have been exercised will be returned to such holder, without interest, as soon as practicable following consummation of the Offering. See "The Offering -- Escrow Arrangements; Return of Funds."

                              If, without first obtaining a Waiver, a holder subscribes for and, inadvertently or otherwise, is issued a number of Common Shares that causes such holder to exceed the Share Ownership Limit, such number of Common Shares in excess of the Share Ownership Limit will constitute Excess Shares under the By-Laws and therefore will not carry voting and other rights or be deemed outstanding for quorum, voting and other purposes. See "Description of Capital Stock -- Common Shares -- Restriction on Size of Holdings."


Transferability of Rights...  The Rights are not transferable, except by operation of law.

Subscription Agent..........  National City Bank.

Procedure for Exercise......  A holder may exercise its Basic Subscription and  Oversubscription  Privilege  by properly
                              completing and duly executing its Rights Certificate and forwarding such Rights
                              Certificate, together with payment of the Subscription Price for each Common Share subscribed for pursuant to the Basic Subscription and Oversubscription Privilege, to the Subscription Agent on or prior to the Expiration Time. If the mail is used to forward a Rights Certificate, it is recommended that insured, registered mail be used. Alternatively, the Guaranteed Delivery Procedures as described in "The Offering -- Late Delivery of Payments and Rights Certificates" may be used. Once a holder of Rights has exercised its Basic Subscription or Oversubscription Privilege, such exercise may not be revoked.

No Fractional Common
Shares......................  No   fractional   Common   Shares   will   be
                              issued in respect of the exercise of any Rights or the Oversubscription Privilege or pursuant to the Standby Commitment.

Persons Holding Through
Others......................  Persons holding Common Shares  and  receiving
                              Rights distributable with respect thereto through a broker, dealer, commercial bank, trust company or other nominee, as well as persons holding stock certificates who would prefer to have such institutions effect transactions relating to the Rights on their behalf, should contact the appropriate institution or nominee and request it to effect the transactions for them. See "The Offering -- Method of Exercising Rights and
                              Oversubscription   Privilege."

Issuance  of Certificates...  Certificates   representing   Common   Shares
                              purchased  pursuant to the  Offering  will be
                              delivered   to   subscribers   as   soon   as
                              practicable  following the  Expiration  Time.
                              See  "The   Offering--   Delivery  of  Common
                              Shares."

Common Shares Outstanding
Before the Offering (FN1)...  31,431,000.

Series  A Preferred Shares
Outstanding   Before  the
Offering(FN2)...............  1,349,000.


Common Shares Outstanding
After the Offering (FN3)....  [                  ].

Use of Proceeds.............  The net proceeds  of  the  Offering  will  be used to repay borrowings under the FUR Credit Facility and the Bridge Loan. See "Use of Proceeds."

Expiration Time.............  [      ], 1998 at 5:00 p.m., Eastern Daylight
                              Time,  or such  later  date and time as First
                              Union may  determine in its sole  discretion.
                              After such time, the Rights will become void and have no value.

------------------
(1)  As of September 16, 1998.
(2) As of September 16, 1998. As of such date, each outstanding Series A Preferred Share was convertible into 3.31 Common Shares. See
     "Description  of  Capital  Stock --  Preferred  Shares  --  Conversion
     Rights."
(3) Does not include Common Shares issuable upon conversion of Series A Preferred Shares. Assumes all rights are exercised.


                                RISK FACTORS

     Holders of Common Shares should consider the matters discussed under "Risk Factors" before deciding to exercise their Rights.

                                RISK FACTORS

     Investors should carefully review the information contained elsewhere or incorporated by reference in this Prospectus and should particularly consider the following matters with respect to the First Union Companies:


INEXPERIENCED NEW MANAGEMENT

     On May 18, 1998, the Company announced that its Board of Trustees had terminated the employment of James C. Mastandrea, Chairman of the Board, Chief Executive Officer and President of the Company prior to such termination, and had appointed Steven M. Edelman, Executive Vice President and Chief Financial Officer of the Company, as Interim Chief Executive Officer. The Board of Trustees is currently evaluating candidates for the office of Chief Executive Officer, but there can be no assurance that the Board will be able to fill such position in the near future.

     While William A. Ackman, Chairman of First Union, and David P. Berkowitz, Vice Chairman of First Union, have extensive investment management and real estate and real estate related investment experience, neither of them has operated or has been an executive officer, director or trustee of a real estate company, a REIT or a publicly-owned company or has had responsibility for managing a portfolio of real estate assets. Accordingly, there can be no assurance that they will be able to supervise, manage and operate the business of First Union effectively, and such lack of experience may have a material adverse effect on First Union's results of operations, financial condition and prospects.

FAILURE TO ACHIEVE BUSINESS OBJECTIVES

     The Board of Trustees is currently evaluating First Union's assets to assess their ongoing potential to contribute to shareholder value. Although the Board may seek to sell certain assets, there can be no assurance that First Union will be able to sell such assets on advantageous terms or expeditiously. Moreover, to the extent that any such assets are sold, there can be no assurance that First Union will be able to invest the net proceeds from such sales in other assets that will provide greater returns to First Union and its shareholders.

RISK OF DILUTION IN THE OFFERING

     Holders not subscribing for Common Shares pursuant to the Rights will be subject to dilution of their ownership interest in First Union. Such dilution may be significant. Holders who do not exercise their Rights will relinquish any value inherent in the Rights. Purchasers of Common Shares in the Offering will experience immediate and significant dilution in the net tangible book value per share attributable to such Common Shares.

CONTROL BY GOTHAM

     If no Rights are exercised and the Standby Purchasers purchase all the Standby Commitment Shares they are required to purchase pursuant to the Standby Commitment, Gotham will own approximately [ ] % of the issued and outstanding Common Shares following consummation of the Offering. As a result of the magnitude of such share ownership, Gotham will be able to control significantly the outcome of all matters submitted to shareholders for a vote, including the election of Trustees and, consequently, the Company's management, policies and operations.

STAPLED REIT TAX RISKS; REIT TAX RISKS

     Legislation Regarding Stapled REITs. On July 22, 1998, the Stapled REIT Legislation was enacted limiting the "grandfathering" rule applicable to stapled REITs. See "-- Dependence on Qualification as a REIT." Under the Stapled REIT Legislation, the anti-stapling rules provided in the Code apply to real property interests acquired or substantially improved after March 26, 1998 by the First Union Companies, or a subsidiary or partnership in which a ten percent or greater interest is owned by the First Union Companies unless (1) the real property interests are acquired pursuant to a written agreement that was binding on March 26, 1998 and at all times thereafter or (2) the acquisition of such real property interests was described in a public announcement or in a filing with the Commission on or before March 26, 1998. Consequently, the income and activities of the Management Company with respect to any property acquired by the First Union Companies after March 26, 1998, for which there was no binding written agreement, public announcement or filing with the Commission on or before March 26, 1998, will be attributed to First Union for purposes of determining whether First Union qualifies as a REIT under the Code.

     In addition, the Stapled REIT Legislation also provides that a property held by a stapled REIT but not subject to the anti-stapling rules would become subject to such rules in the event of either (1) an improvement placed in service after December 31, 1999 that changes the use of the property and the cost of which is greater than 200 percent of (A) the undepreciated cost of the property (prior to the improvement) or (B) in the case of property acquired where there is a substituted basis, the fair market value of the property on the date it was acquired by the stapled REIT or (2) an addition or improvement that expands beyond the boundaries of the land included in such property. The Stapled REIT Legislation contains an exception for improvements placed in service before January 1, 2004 pursuant to a binding contract in effect on December 31, 1999 and at all times thereafter.

     Other legislation (including legislation previously introduced, but not yet passed), as well as regulations, administrative interpretations or court decisions, also could change the tax law with respect to First Union's qualification as a REIT and the federal income tax consequence of such qualification. The adoption of any such legislation, regulations or administrative interpretations or court decisions could have a material adverse effect on the results of operations, financial condition and prospects of First Union and could restrict First Union's ability to grow.

     First Union believes that there may be certain advantages to maintaining its stapled REIT status and is currently seeking to determine whether in fact those advantages exist, but there can be no assurance that it will be able to take advantage of its stapled REIT status or will maintain such structure.

     Dependence on Qualification as a REIT. First Union believes that it operates so as to qualify as a REIT for federal income tax purposes.
However, there is no assurance that First Union has satisfied the requirements for REIT qualification in the past or will qualify as a REIT in the future. Qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which there are only limited judicial or administrative interpretations. The complexity of these provisions is greater in the case of a stapled REIT such as First Union. Qualification as a REIT also involves the determination of various factual matters and circumstances not entirely within First Union's control. In addition, First Union's ability to qualify as a REIT is dependent upon its continued exemption from the anti-stapling rules of Section 269B(a)(3) of the Code, which, if they were to apply, would prevent First Union from qualifying as a REIT. The "grandfathering" rules governing Section 269B generally provide, however, that Section 269B(a)(3) does not apply to a stapled REIT (except with respect to new real property interests, as described above in "-- Legislation Regarding Stapled REITs") if the REIT and its stapled operating company were stapled on June 30, 1983. On June 30, 1983, First Union was stapled with the Management Company. There are, however, no judicial or administrative authorities interpreting this "grandfathering" rule. Moreover, if for any reason First Union failed to qualify as a REIT in 1983, the benefit of the "grandfathering" rule would not be available to First Union, in which case First Union would not qualify as a REIT for any taxable year from and after 1983. The failure of First Union to qualify as a REIT would have a material adverse effect on First Union's ability to make dividends to its shareholders and to pay amounts due on its indebtedness. See "Certain Federal Income Tax Considerations -- REIT Qualification of First Union."

     First Union believes that it has operated and will continue to operate in a manner that permits First Union to qualify as a REIT under the Code for each taxable year since its formation. Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations) ("Fried Frank"), counsel to First Union, has rendered an opinion that First Union has been organized in conformity with the requirements for qualification as a REIT under the Code and its proposed method of operation will enable it to satisfy the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 1998. Fried Frank is unable, however, to render an opinion regarding First Union's qualification as a REIT in its taxable years prior to December 31, 1998 because it did not conduct the due diligence necessary to render an opinion for such years. If it is subsequently determined that First Union did not qualify as a REIT in those years, First Union potentially could incur corporate tax with respect to a year that is still open to adjustment by the Internal Revenue Service ("IRS"). See "Certain Federal Income Tax Considerations -- REIT Qualification of First Union."

     If First Union were to fail to qualify as a REIT, it would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions and subject to the discussion above regarding the impact if First Union failed to qualify as a REIT in 1983, First Union also would be disqualified from re-electing REIT status for the four taxable years following the year during which qualification is lost. Failure to qualify as a REIT would result in additional tax liability to First Union for the year or years involved. In addition, First Union would no longer be required by the Code to make dividends to its shareholders. To the extent that dividends to shareholders would have been made in anticipation of First Union's qualifying as a REIT, First Union might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax. See "Certain Federal Income Tax Considerations -- REIT Qualification of First Union."

     The failure to qualify as a REIT would also constitute a default under certain debt obligations of First Union, which would generally allow the holders thereof to demand the immediate repayment of such indebtedness, which could have a material adverse effect on First Union and its ability to make dividends to shareholders and to pay amounts due on its indebtedness.

     Adverse Effects of REIT Minimum Dividend Requirements. In order to qualify as a REIT, First Union is generally required each year to distribute to its shareholders at least 95% of its taxable income
(excluding any net capital gain). In addition, if First Union were to dispose of assets acquired in certain acquisitions during the ten-year period following the acquisitions, First Union would be required to distribute at least 95% of the amount of any "built-in gain" attributable to such assets that First Union recognizes in the disposition, less the amount of any tax paid with respect to such recognized built-in gain. See "Certain Federal Income Tax Considerations -- REIT Qualification of First Union." First Union generally is subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year, and (iii) 100% of its undistributed income from prior years.

     First Union intends to make distributions to its shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. Differences in timing between the recognition of taxable income and the receipt of cash available for distribution could require First Union to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax.

     Distributions to shareholders by First Union are determined by the Board of Trustees and depend on a number of factors, including, the amount of cash available for distribution, financial condition, results of operations, any decision by the Board of Trustees to reinvest funds rather than to distribute such funds, capital expenditures, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Trustees deems relevant. For federal income tax purposes, distributions paid to shareholders may consist of ordinary income, capital gains, return of capital, or a combination thereof. First Union will provide shareholders with annual statements as to the taxability of distributions.

REAL ESTATE INVESTMENT RISKS

     General Risks. First Union's investments will be subject to the risks inherent in owning real estate. The underlying value of First Union's real estate investments, the results of its operations and its ability to make distributions to its shareholders and to pay amounts due on its indebtedness will depend on its ability to operate First Union's properties in a manner sufficient to maintain or increase revenues and to generate sufficient revenues in excess of its operating and other expenses.

     Results of operations of First Union's properties may also be adversely affected by, among other things:

     - changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics;

     - changes in interest rates and in the availability, cost and terms of financing;

     -    the  impact of present or future  environmental  legislation  and
          compliance   with   environmental   laws  and  other   regulatory
          requirements;

     -    the  ongoing  need   for   capital  improvements, particularly in
          older structures;

     - changes in real estate tax rates and assessments and other operating expenses;

     -    adverse changes in governmental rules and fiscal policies;

     -    adverse changes in zoning and other land use laws; and

     - earthquakes and other natural disasters (which may result in uninsured losses) and other factors which are beyond its control.

     Illiquidity of Real Estate. Real estate investments are relatively illiquid. First Union's ability to vary its portfolio in response to changes in economic and other conditions will therefore be limited. If First Union decides to sell an investment, no assurance can be given that First Union will be able to dispose of it in the time period it desires or that the sales price of any investment will recoup or exceed the amount of First Union's investment.

     Increases in Property Taxes Could Affect Ability to Make Expected Shareholder Distributions. First Union's real estate investments are all subject to real property taxes. The real property taxes on properties in which First Union invests may increase or decrease as property tax rates change and as the value of the properties are assessed or reassessed by taxing authorities. Increases in property taxes may have an adverse effect on First Union and its ability to make distributions to shareholders and to pay amounts due on its indebtedness.

     Environmental Matters. The obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation, may affect the operating costs of the Company. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on or under the property. Environmental laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances and whether or not such substances originated from the property. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect First Union's ability to borrow by using such real property as collateral.

     Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials or "ACMs," into the environment. In addition, third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs or other hazardous materials. Environmental laws may also impose restrictions on the use or transfer of property, and these restrictions may require expenditures. In connection with the ownership and operation of any of First Union's properties, First Union, the Management Company and the other lessees of these properties may be liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect the First Union Companies and their ability to pay amounts due on their indebtedness and with respect to First Union, to make distributions to its shareholders.

     Compliance with the ADA May Affect Expected Distributions to First Union's Shareholders. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. A determination that First Union is not in compliance with the ADA could also result in the imposition of fines and/or an award of damages to private litigants. If First Union were required to make modifications to comply with the ADA, there could be a material adverse effect on its ability to pay amounts due on its indebtedness or to make distributions to its shareholders.

     Uninsured and Underinsured Losses. Comprehensive insurance is generally required to be maintained on each of the properties of First Union, including liability, fire and extended coverage. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable. The Company will use its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on its investments at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the lost investment and also may result in certain losses being totally uninsured. Inflation, changes in building codes, zoning or other land use ordinances, environmental considerations, lender imposed restrictions and other factors also might make it not feasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds, if any, received by First Union might not be adequate to restore its economic position with respect to such property.

REAL ESTATE FINANCING RISKS

     Financing and Maturities. First Union is subject to the normal risks associated with debt and preferred stock financings, including the risk that First Union's cash flow will be insufficient to meet required payments of principal and interest and distributions, the risk that indebtedness on its properties, or unsecured indebtedness, will not be able to be renewed, repaid or refinanced when due or that the terms of any renewal or refinancing will not be as favorable as the terms of such indebtedness. If First Union were unable to refinance the indebtedness on acceptable terms, or at all, First Union might be forced to dispose of one or more of its properties on disadvantageous terms, which might result in losses to First Union, which losses could have a material adverse effect on First Union and its ability to make distributions to shareholders and to pay amounts due on its indebtedness. Furthermore, if a property is mortgaged to secure payment of indebtedness and First Union is unable to meet mortgage payments, the mortgagee could foreclose upon the property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies, all with a consequent loss of revenues and asset value to First Union. Foreclosures could also create taxable income without accompanying cash proceeds, thereby hindering First Union's ability to meet the REIT distribution requirements of the Code.

     Risk of Rising Interest Rates. First Union has incurred and expects in the future to incur indebtedness which bears interest at variable rates. Accordingly, increases in interest rates would increase First Union's interest costs (to the extent that the related indebtedness was not protected by interest rate protection arrangements), which could have a material adverse effect on First Union and its ability to make distributions to shareholders and to pay amounts due on its indebtedness or cause First Union to be in default under certain debt instruments. In addition, an increase in market interest rates may cause holders to sell their Common Shares and reinvest the proceeds thereof in higher yielding securities, which could adversely affect the market price for the Common Shares.

RISKS RELATING TO RESTRICTIVE DEBT COVENANTS AND COMPLIANCE WITH
DEBT INSTRUMENTS

     Debt instruments (including the Credit Facilities) to which each of the First Union Companies is currently a party, and to which each of the First Union Companies may become a party, contain and may contain a number of significant covenants that, among other things, restrict in varying degrees the First Union Companies from selling assets, incurring additional indebtedness, repaying other indebtedness, paying dividends, creating liens on assets, entering into leases, making investments, loans or advances, making acquisitions, engaging in mergers or consolidations, engaging in certain transactions with affiliates and certain other corporate activities. Each of the First Union Companies' ability to remain in compliance with certain such covenants will depend upon, among other things, its results of operations and may be affected by events beyond its control, including economic, financial and industry conditions. Accordingly, there can be no assurance that each of the First Union Companies will remain in compliance with such agreements and covenants. In the event of a default under such instruments or agreements relating to any indebtedness of the First Union Companies, the holders of such indebtedness generally will be able to declare all such indebtedness, together with accrued interest thereon, to be due and payable immediately and, in the case of collateralized indebtedness, to proceed against their collateral. In addition, default under one debt instrument could in turn permit lenders under other debt instruments to declare borrowings outstanding thereunder to be due and payable pursuant to cross-default clauses. Accordingly, the occurrence of a default under any debt instrument could have a material adverse effect on the First Union Companies.

     In June 1998, the lenders under the FUR Credit Facility and the lenders under the Impark Credit Facility determined that a default had occurred under their respective Credit Facilities as a result of the change in the Board's composition. However, the lenders under each Credit Facility have granted temporary waivers with respect to such defaults. The waiver for the default under the FUR Credit Facility expires on November 26, 1998 and the waiver for the default under the Impark Credit Facility expires on December 31, 1998. The lenders under each Credit Facility also granted the Company and Impark relief from compliance with certain financial covenants under the Credit Facilities for the second quarter of 1998. The Company believes that Impark may not be able to satisfy certain financial covenants under the Impark Credit Facility for the third quarter of 1998. If First Union or Impark is unable to refinance the indebtedness outstanding under the FUR Credit Facility or the Impark Credit Facility, respectively, or if they are otherwise unable to cure their respective defaults during the terms of the waivers without obtaining further waivers of the defaults, the lenders under the respective Credit Facilities may declare all indebtedness outstanding thereunder, together with any accrued interest thereon, due and payable immediately and by such action trigger cross-defaults under other debt instruments, such as the Bridge Loan.

YEAR 2000 ISSUES

     The First Union Companies are presently identifying computer systems with programs that may not be able to properly recognize dates prior to, on or after January 1, 2000. The inability of systems and programs to properly recognize such dates could result in such system or program failures or miscalculations (the "Year 2000 Issue") that could have a material adverse effect on the First Union Companies.

     Management has conducted an initial assessment of the First Union Companies' computer systems and believes that while many of its systems are Year 2000 compliant, certain of the First Union Companies' systems will need to be replaced or modified. To date, management has identified (i) the software used in the operation of the Company's apartment complexes; (ii) certain programs relating to parking equipment used by Impark; and (iii) certain financial software used by Impark, as requiring either modification or replacement.

     The First Union Companies have not determined with certainty the total cost they will incur to reasonably address the Year 2000 Issue. However, the First Union Companies believe that such costs will not result in a material adverse effect on its financial condition or results of operation. Costs related to the Year 2000 Issue are either being expensed as incurred or being capitalized as improvements to the applicable computer systems.

     The First Union Companies cannot determine the effect of the Year 2000 Issue on vendors and other entities with which the First Union Companies transact business, and there can be no assurance that the effect of the Year 2000 Issue on such entities will not adversely affect the First Union Companies' financial condition or results of operations. The First Union Companies are communicating with financial institutions, software vendors and others with whom they conduct business to help them identify and avoid the Year 2000 Issue. The First Union Companies are also contacting suppliers of certain other date-sensitive operating equipment (such as fire alarm systems and security and access systems) that management believes is critical to the operations of the First Union Companies' properties.

     The First Union Companies cannot determine the effect of the Year 2000 Issue on its tenants, although all retail tenants of the Company have been notified in writing of the Year 2000 Issue. The Company believes that major department stores and other national retail tenants have technically trained staff to maintain their computer systems and that, on the whole, the effect of the Year 2000 Issue on such tenants will not be material to their financial condition or results of operations. Regional and local retail tenants may have greater exposure to the Year 2000 Issue, but generally rely on less automation than larger tenants.

LIMITATIONS ON SUBSCRIPTIONS; SMALLER RELATIVE VOTING EQUITY
OWNERSHIP INTEREST

     Whether a holder may exercise all of such holder's Rights will depend on such holder's total equity interest in First Union following such exercise. A holder will be entitled to exercise only up to such number of Rights as would cause such holder to reach but not exceed the Share Ownership Limit, unless First Union waives the Share Ownership Limit for such holder. Any Rights exercised by such holder that would cause such holder to exceed the Share Ownership Limit will be deemed not to have been exercised. In light of the manner in which the Share Ownership Limit is determined for each shareholder, holders may be required to exercise fewer Rights and thereby acquire fewer Common Shares than they desire. If, without first obtaining a Waiver, a holder subscribes for and, inadvertently or otherwise, is issued a number of Common Shares that causes such holder to exceed the Share Ownership Limit, such number of Common Shares in excess of the Share Ownership Limit would constitute Excess Shares under the By-Laws and therefore would not carry voting and other rights or be deemed outstanding for quorum, voting and other purposes. See "Description of Capital Stock -- Common Shares -- Restriction on Size of Holdings."

RISK OF DEFAULT OF STANDBY PURCHASERS

     To ensure that the net proceeds from the Offering will be sufficient to repay all amounts due and payable under the Bridge Loan, including interest and fees, the Standby Purchasers have agreed to purchase, at the Subscription Price, those Common Shares that are not purchased through the exercise of Rights or the Oversubscription Privilege, up to the Maximum Standby Shares having an aggregate Subscription Price of up to the Maximum Standby Commitment. However, the obligations of the Standby Purchasers are not secured by any collateral. As a result, there can be no assurance that the Standby Purchasers will perform their respective obligations under the Standby Commitment. To the extent any Standby Purchaser fails to perform such obligations, First Union may not receive proceeds sufficient to repay all indebtedness outstanding under the Bridge Loan, and accordingly, a portion of the indebtedness under the Bridge Loan may remain outstanding following consummation of the Offering. Such indebtedness will remain outstanding until First Union is able to secure alternative financing arrangements. In addition, the terms of the Bridge Loan provide that a failure by any Standby Purchaser to comply with its obligations under the Bridge Loan could result in an event of default under the Bridge Loan. An event of default under the Bridge Loan would give the lenders thereunder the right to accelerate all amounts due thereunder and possibly trigger cross-defaults under other indebtedness of First Union, including the FUR Credit Facility.

MARKET CONSIDERATIONS

     There can be no assurance that, following the issuance of the Rights and of the Common Shares upon exercise of the Rights, a subscribing holder will be able to sell Common Shares purchased in the Offering at a price equal to or greater than the Subscription Price.

EXCHANGE RATE AND CURRENCY RISK

     At June 30, 1998, the Management Company had approximately $81.6 million of revenues attributable to Impark's Canadian operations, representing approximately 50% of the First Union Companies' total revenues. The Company does not hedge its foreign currency exposure and does not currently intend to do so in the future.

     First Union recognized a $1.5 million charge during the quarter ended June 30, 1998 related to unrealized exchange rate losses on loans to affiliated Canadian companies. As of June 30, 1998, First Union also has recorded a $1.1 million loss from the translation of the Canadian operations as a separate component of shareholders' equity. There can be no assurance that foreign currency rate fluctuations will not have a material adverse effect on the Company's business, financial condition or results of operations in the future.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

     Any statements in this Prospectus, including any statements in the documents that are incorporated by reference herein that are not strictly historical are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained or incorporated by reference herein should not be relied upon as predictions of future events. Certain such forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "pro forma," "estimates" or "anticipates" or the negative thereof or other variations thereof or comparable terminology, or by discussions of strategy, plans, intentions or anticipated or projected events, results or conditions. Such forward-looking statements are dependent on assumptions, data or methods that may be incorrect or imprecise and they may be incapable of being realized. Such forward-looking statements include statements with respect to (i) the declaration or payment of distributions by the First Union Companies, (ii) the ownership, management and operation of properties,
(iii) potential acquisitions or dispositions of properties, assets or other businesses by the First Union Companies, (iv) the policies of the First Union Companies regarding investments, acquisitions, dispositions, financings and other matters, (v) the qualification of First Union as a REIT under the Code and the "grandfathering" rules under Section 269B of the Code, (vi) the real estate industry and real estate markets in general,
(vii) the availability of debt and equity financing, (viii) interest rates,
(ix) general economic conditions, (x) supply and customer demand, (xi) trends affecting the First Union Companies, (xii) the effect of acquisitions or dispositions on capitalization and financial flexibility,
(xiii) the anticipated performance of the First Union Companies and of acquired properties and businesses, including, without limitation, statements regarding anticipated revenues, cash flows, funds from operations, earnings before interest, depreciation and amortization ("EBIDA"), property net operating income, operating or profit margins and sensitivity to economic downturns or anticipated growth or improvements in any of the foregoing, and (xiv) the ability of the First Union Companies and of acquired properties and businesses to grow. Shareholders are cautioned that, while forward-looking statements reflect the respective companies' good faith beliefs, they are not guarantees of future performance and they involve known and unknown risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors. The information contained or incorporated by reference in this Prospectus, including, without limitation, the information set forth in "Risk Factors" or in any risk factors in documents that are incorporated by reference in this Prospectus, identifies important factors that could cause such differences. The First Union Companies undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may reflect any future events or circumstances.

                                THE COMPANY

     First Union is a REIT whose primary business has been to acquire, reposition and own retail, apartment, office and parking properties throughout the United States and Canada. The Management Company, an affiliate of First Union, manages or leases certain of First Union's assets and owns a controlling interest in Impark. The First Union Companies have an organizational structure commonly referred to as "stapled," whereby the Common Shares are "stapled to" a proportionately equal interest in the Management Company Shares. The Common Shares may not be issued or transferred without their "stapled" counterparts in the Management Company. The Management Company Shares are held in trust for the benefit of the holders of the Common Shares.

     First Union owns regional enclosed shopping malls, apartment complexes, office buildings and parking facilities. First Union's portfolio is diversified by type of property, geographical location, tenant mix and rental market. As of June 30, 1998, First Union owned (in fee or pursuant to long-term ground leases under which First Union is lessee) 21 shopping malls, eight apartment complexes, five office properties, seven parking facilities, and ten parking lots in Canada, as well as land leased to a third party. First Union also owns 50% of another mall in a joint venture with an unrelated party.

RECENT DEVELOPMENTS

     On May 18, 1998, the Company announced that its Board of Trustees had terminated the employment of James C. Mastandrea, Chairman of the Board, Chief Executive Officer and President of the Company prior to such termination, and had appointed Steven M. Edelman, Executive Vice President and Chief Financial Officer of the Company, as Interim Chief Executive Officer. The Board of Trustees is currently evaluating candidates for the office of Chief Executive Officer, but there can be no assurance that the Board will be able to fill such position in the near future.

     At the Company's Special Meeting of Beneficiaries held on May 19, 1998, following the Proxy Contest, nine new Trustees were elected to the Board of Trustees and the Board's size was increased from nine to 15 Trustees. Four of the nine new Trustees are principals or employees of Gotham, including William A. Ackman, Chairman of the Company, and David P. Berkowitz, Vice Chairman of the Company. At the time the new Trustees took office on June 3, 1998, three of the six then incumbent Trustees resigned, resulting in three vacancies.

     During the quarter ended June 30, 1998, First Union recognized $17.4 million of one-time expenses primarily in connection with the Proxy Contest and change in the Board's composition. These one-time expenses included proxy expenses and related legal fees, cash severance and vesting of restricted stock for First Union's terminated Chairman of the Board, Chief Executive Officer and President, vesting of restricted stock granted to other employees of the First Union Companies, and the potential loss of a deposit to purchase a parking facility.

     In June 1998, the lenders under the FUR Credit Facility and the lenders under the Impark Credit Facility determined that a default had occurred under the respective Credit Facilities as a result of the change in the Board's composition. However, the lenders under each Credit Facility have granted temporary waivers with respect to such defaults. The waiver for the default under the FUR Credit Facility will expire on November 26, 1998 and the waiver for the default under the Impark Credit Facility will expire on December 31, 1998. The lenders under each Credit Facility also granted the Company and Impark relief from compliance with certain financial covenants under the Credit Facilities.

     In July 1998, First Union commenced the Tender Offer to purchase the Senior Notes for $970 per $1,000 principal amount of Senior Notes, plus accrued and unpaid interest. Concurrently with the Tender Offer, First Union conducted the Consent Solicitation, and offered a consent payment of $30 per $1,000 principal amount of Senior Notes, to amend the Senior Note Indenture and to terminate listing of the Senior Notes on the NYSE. The purpose of the Tender Offer and Consent Solicitation was (i) to prevent the possibility that the Company would be required to purchase the Senior Notes at 101% of their principal amount, an obligation which the Company would not have had the financial resources to satisfy, and (ii) to provide the Company with additional financial and operating flexibility. Prior to its amendment, the Senior Note Indenture required the Company to commence an offer to purchase the Senior Notes at 101% of the principal amount of each Senior Note if within 90 days following the date of a "change of control", the rating of the Senior Notes by both S&P and Moody's declined by one or more rating gradations. During April 1998, S&P placed the Company on Credit Watch and in June 1998, Moody's placed the Senior Notes under review for possible downgrade.

     In August 1998, holders of approximately 88% of the outstanding Senior Notes consented to the indenture amendments and delisting, and First Union purchased approximately $88 million principal amount of Senior Notes. The purchase of the Senior Notes was financed with the proceeds of the Bridge Loan. The lenders under the Bridge Loan are Bankers Trust Company, as agent, and BankBoston, N.A., Blackacre Bridge Capital, Elliott Associates, Gotham and Wellsford Capital, each as an equal participant. First Union intends to repay the Bridge Loan with the net proceeds of the Offering. See "Use of Proceeds."

     Prior to entering into the Bridge Loan, representatives of the Company initiated discussions with several institutions to determine their interest in providing financing for the Tender Offer and Consent Solicitation. These discussions did not result in any reasonably acceptable offers, except for the offer by the lenders under the Bridge Loan, which required the Company to obtain standby purchase commitments for the Offering to ensure that the net proceeds the Offering would be sufficient to repay all amounts due and payable under the Bridge Loan, including principal, interest and fees. The Company sought such standby purchase commitments from several institutions. However, it did not obtain any standby commitments other than the Standby Commitment, the terms of which were approved by an independent committee of the Board. When the Bridge Loan was funded, the Company agreed to pay each of Gotham and Elliott Associates their respective pro rata portions of the 2% Fee, whether or not the Offering was consummated. The 2% Fee is payable on the earliest of August 6, 1999, the date the Bridge Loan is repaid, and the date the Offering is consummated.

     To help stabilize the Company's financial condition, the Board suspended the Company's quarterly dividend on the Common Shares, effective as of the quarter ended June 30, 1998, and instituted an annual dividend policy. The Board intends to make the minimum amount of distributions to shareholders required to maintain the Company's REIT status. See "Certain Federal Income Tax Considerations -- Taxation of First Union -- Annual Distribution Requirements." Because First Union believes it will satisfy these minimum distribution requirements for the current fiscal year without further distributions, it does not expect to make further distributions on its Common Shares in 1998.

     On July 22, 1998, the Stapled REIT Legislation was enacted limiting the "grandfathering" rule applicable to Stapled REITs, such as the Company. As a result, the income and activities of the Management Company with respect to any real property interests acquired by the First Union Companies after March 26, 1998 will be attributed to First Union for purposes of determining whether First Union qualifies as a REIT under the Code. First Union believes that there may be certain advantages, however, to maintaining its stapled REIT status and has begun to consider the advantages of retaining such structure. The Stapled REIT Legislation nevertheless limits the benefits of the stapled REIT structure, and there can be no assurance that the Company will be able to take advantage of its stapled REIT status or maintain such structure in the future. See "Risk Factors -- Stapled REIT Tax Risks; REIT Tax Risks."

BUSINESS STRATEGY

     In light of the change in the Board's composition, the Stapled REIT Legislation and other strategic and business considerations, the Board is currently re-evaluating the Company's overall business plan. Among other things, the Board is reviewing the Company's capital, operational and management structure, and analyzing the Company's assets to assess their ongoing potential to contribute to shareholder value. Various professionals have been engaged by the Company and are assisting the Board in its reviews and analyses.

     The Board is also considering certain opportunistic real estate investments where, for example, (i) sellers are seeking liquidity for their private real estate portfolios, and may be interested in maintaining management positions, (ii) management talent is an instrumental part of the overall real estate acquisition, or (iii) legal, tax, financing or other complexities make it difficult for traditional purchasers to pursue the transaction.

     As part of its new business plan, prior to the completion of the Offering, the Company intends to terminate its management agreements with the Management Company, self-manage its retail, apartment and office portfolios, and enter into third-party management arrangements for the parking facilities it owns. The Company may also in the future transfer its assets to an operating partnership to be controlled by the Company (commonly referred to as an "UPREIT") in exchange for interests in such operating partnership.

     The Company was formed as an Ohio business trust in 1961. The Company's principal offices are located at 55 Public Square, Suite 1900, Cleveland, Ohio 44113-1937, and its telephone number is (216) 781-4030.

                              USE OF PROCEEDS

     Assuming that all Rights are exercised, the net proceeds to be received by the Company from the sale of the Common Shares offered hereby are estimated to be approximately $[ ] million, after deducting the estimated offering expenses payable by First Union. The net proceeds will be used, first, to repay all outstanding indebtedness under the Bridge Loan and, second, to repay a portion of the indebtedness outstanding under the FUR Credit Facility. As of September 14, 1998, $90 million was outstanding under the Bridge Loan and $76.7 million was outstanding under the FUR Credit Facility. Borrowings under the Bridge Loan accrue interest at a rate of 9.875% per annum and mature on February 11, 1999, subject to two three-month extension periods at the election of First Union. Amounts outstanding under the FUR Credit Facility bear interest at a weighted average rate of 7.7% and mature on December 5, 1999. Assuming that no Rights are exercised and the Standby Purchasers purchase all the Standby Commitment Shares, the net proceeds from the Offering will be used to repay amounts outstanding under the Bridge Loan, but such proceeds will be insufficient to repay any amounts outstanding under the FUR Credit Facility.

               PRICE RANGE OF COMMON SHARES AND DISTRIBUTIONS

     The Common Shares are listed on the NYSE under the symbol "FUR." The following table sets forth the high and low sales prices of the Common Shares on the NYSE and the distributions declared, for the periods indicated.

                                          HIGH         LOW     DISTRIBUTION
                                          ----         ---     ------------
       1996
       ----
       First Quarter.................   $ 8 1/8     $ 6 3/8       $ .11
       Second Quarter................     7 3/8       6 3/8         .11
       Third Quarter.................     7           6 3/8         .11
       Fourth Quarter................    12 1/2       6 7/8         .11

       1997
       ----
       First Quarter.................  $ 14 1/2    $ 11 5/8       $ .11
       Second Quarter................    14 1/4      12 3/4         .11
       Third Quarter.................    14 1/8      12 5/8         .11
       Fourth Quarter................   16 5/16     13 5/16         .11

       1998
       ----
       First Quarter.................  $ 16        $ 10 5/8      $  .11
                                           5/16
       Second Quarter................   11 5/16       8 1/2        (1)
       Third Quarter (through             9 5/8       5 1/2        (1)
       September 15, 1998)

-------------

(1) On June 15, 1998, the Board of Trustees announced that it was suspending First Union's quarterly distribution and instituting a new annual distribution policy. Because First Union believes it will satisfy the minimum distribution requirements for the current fiscal year without further distributions, it does not expect to make further distributions on its Common Shares in 1998.


     The closing price of the Common Shares on the NYSE on September 16, 1998 was $5.75 per share. On September 16, 1998, First Union had approximately 31,400,000 Common Shares outstanding, owned by approximately 12,000 beneficial holders. First Union had 1,349,000 Series A Preferred Shares outstanding as of September 16, 1998. The Series A Preferred Shares are listed on the NYSE under the symbol "FURPrA." The closing price of the Series A Preferred Shares on the NYSE on September 16, 1998 was $23.75 per share.

     To qualify as a REIT, First Union is required to make distributions (other than capital gain distributions) to its shareholders in amounts at least equal to (i) the sum of (A) 95% of its "REIT taxable income"
(computed without regard to the dividends-paid deduction and its net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Recently, First Union suspended its quarterly distributions on its Common Shares and, in lieu thereof, instituted an annual distribution policy. With this new policy, First Union intends to make only the minimum required distributions to maintain REIT status and to maximize the amount of capital retained for operations or future acquisitions. First Union does not plan to make any further distributions on its Common Shares in 1998. To the extent that First Union does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. See "Certain Federal Income Tax Considerations -- Taxation of First Union -- Annual Distribution Requirements" elsewhere in this Prospectus.

     Furthermore, if First Union fails to distribute for each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its capital gain net income for such year, and (iii) 100% of its undistributed taxable income from prior calendar years, First Union will be subject to a 4% nondeductible excise tax on the excess of such required distributions over the amounts actually distributed.

     The declaration and payment of distributions is subject to the discretion of the Board of Trustees and is dependent upon the financial condition and operating results of First Union.

     For federal income tax purposes, distributions may consist of ordinary income, capital gains, non-taxable return of capital or a combination thereof. For a discussion of the federal income taxation of distributions to holders of Common Shares, see "Certain Federal Income Tax Considerations -- Taxation of First Union's Shareholders -- Taxation of Taxable U.S. Shareholders," and "Certain Federal Income Tax Considerations --Taxation of Non-U.S. Shareholders -- Distributions from First Union" as applicable, elsewhere in this Prospectus. First Union annually notifies shareholders of the taxability of distributions paid during the preceding year. For federal income tax purposes, approximately 27.9% of the distributions for 1997 were treated as capital gain and approximately 72.1% of such distributions were treated as ordinary income.

     Under federal income tax rules, First Union's earnings and profits are first allocated to its Series A Preferred Shares, to the extent any Series A Preferred Shares are outstanding, which may increase the portion of the Common Share distribution classified as a return of capital. First Union anticipates that all of the distributions on the Common Shares will be taxable income to its holders for calendar year 1998.


                               CAPITALIZATION

     The following table shows the capitalization of the First Union Companies on a consolidated basis (i) at June 30, 1998, (ii) as adjusted to give effect to the Bridge Loan and the application of the net proceeds therefrom and (iii) as adjusted to give effect to the Bridge Loan and the Offering (assuming all Rights are exercised) and the application of the net proceeds therefrom:

                                                                                         JUNE 30, 1998
                                                                       ---------------------------------------------
                                                                                                       AS ADJUSTED
                                                                                      AS ADJUSTED     FOR THE BRIDGE
                                                                                        FOR THE       LOAN AND THE
                                                                       HISTORICAL     BRIDGE LOAN     OFFERING (FN1)
                                                                       ----------     -----------     --------------
                                                                             (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

SENIOR DEBT:
   Bank loans..................................................        $ 95,294       $ 95,294        $
   Bridge Loan.................................................              --         90,000              --
   Mortgage debt, ranging from 6.869% to 12.25% and due 1998
     to 2018...................................................         343,207        343,207         343,207
   Senior Notes(FN2)...........................................         100,000         12,538          12,538
                                                                       --------       --------        --------
       Total debt..............................................         538,501        541,039
                                                                       --------       --------        --------
SHAREHOLDERS' EQUITY:
   Series A Preferred Shares (liquidation preference $25 per
     share); 2,300,000 shares authorized and 1,349,000 shares
     outstanding...............................................          31,737         31,737          31,737
   Common Shares; unlimited authorization and 31,431,000
     Common Shares outstanding; 61,431,000 Common Shares,
     as adjusted...............................................          31,431         31,431          61,431
   Additional paid-in capital..................................         190,457        190,457
   Deficit from operations.....................................         (13,531)       (13,531)        (13,531)
   Undistributed capital gains.................................          14,948         14,948          14,948
   Foreign currency translation adjustment.....................          (1,112)        (1,112)         (1,112)
                                                                       --------       --------        --------
       Total shareholders' equity..............................         253,930        253,930
                                                                       --------       --------        --------
       Total capitalization....................................        $792,431       $794,969        $
                                                                       ========       ========        ========

-------------------

(1) The net proceeds of the Offering will be used, first, to repay all outstanding indebtedness under the Bridge Loan and, second, to repay a portion of the indebtedness outstanding under the FUR Credit Facility. As of September 14, 1998, $90 million was outstanding under the Bridge Loan and $76.7 million was outstanding under the FUR Credit Facility. Assuming that no Rights are exercised and the Standby Purchasers purchase all the Standby Commitment Shares, the net proceeds of the Offering will be used to repay amounts outstanding under the Bridge Loan, but such proceeds will be insufficient to repay any amounts outstanding under the FUR Credit Facility.

(2) First Union repaid $87.5 million of the Senior Notes in August 1998 with the proceeds of the Bridge Loan.



                          SELECTED FINANCIAL DATA

     Set forth below is selected financial data of the Company for the six months ended June 30, 1998 and 1997 and for the years ended December 31, 1997, 1996, 1995, 1994 and 1993. The selected financial data has been derived from, and should be read in conjunction with, the unaudited combined financial statements and accompanying notes included in the Company's Quarterly Report on Form 10-Q for the six months ended June 30, 1998 and 1997 (the "Quarterly Report") and the audited combined financial statements and accompanying notes included in the Company's Annual Reports on Form 10-K for the years ended December 31, 1997, 1996, 1994 and 1993 and Form 10-K/A for the year ended December 31, 1995 (collectively, the "Annual Reports"). The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considered necessary for a fair presentation of the Company's financial position and the results of operations for those periods. Operating results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998. The selected financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and notes thereto contained in the Quarterly Report and the Annual Reports.

                                                SIX MONTHS
                                               ENDED JUNE 30,                           YEARS ENDED DECEMBER 31,
                                             -----------------         --------------------------------------------------------
                                             1998         1997         1997         1996        1995         1994          1993
                                             ----         ----         ----         ----        ----         ----          ----
                                                              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING RESULTS:
Revenues (FN1).........................  $162,201     $ 81,068     $235,544     $ 81,867    $ 79,205     $ 76,339     $ 74,339
Property net operating
income (FN1) (FN2).....................    41,612       25,645       64,428       47,349      44,086       41,759       41,414
Interest expense (FN1).................    25,249       11,158       29,864       23,426      22,397       21,280       18,517
Depreciation and amortization
   (FN1)(FN3)..........................    12,857        7,448       19,451       13,149      11,901       10,555        9,763
Income (loss) before capital gain or
   loss, extraordinary loss,
   cumulative effect
   of accounting change and minority
   interest (FN1)(FN4).................   (20,939)       4,112        6,931        4,422       3,256        6,485       10,276
Unrealized loss on carrying value of
   assets identified for disposition...        --           --           --           --     (14,000)          --           --
Capital gains, net.....................     8,648           --          225           --      29,870           --        4,948
Extraordinary loss from early
   extinguishment
   of debt (FN5).......................        --           --         (226)        (286)       (910)          --       (1,240)
Cumulative effect of change in
   accounting for internal lease costs
   (FN3)...............................        --           --           --           --      (4,325)          --           --
Allocation of minority interest........        --           --          944           --          --           --           --
Net income (loss) before preferred
   dividend (FN4)......................   (12,291)       4,112        7,874        4,136      13,891        6,485       13,984
Preferred dividend.....................    (1,583)      (2,415)      (4,831)        (845)         --           --           --
Net income (loss) applicable to shares
   of beneficial interest (FN4)........   (13,874)       1,697        3,043        3,291      13,891        6,485       13,984
Net income (loss) applicable to shares
   of beneficial interest per share;
   basic and diluted (FN4).............  $   (.46)    $    .08     $   0.12     $   0.19    $   0.77     $   0.36     $  0.77
Supplementary net income (loss) per
   share (FN6).........................  $   (.26)    $    .06     $   0.11
Basic weighted average shares..........    30,128       21,504       24,537       17,172      18,059       18,105      18,096
Stock options, treasury method.........         1          471          571          367          --           --          --
Restricted shares, treasury method.....        95          226          307          167          58           15          --
Diluted weighted average shares........    30,224       22,201       25,415       17,706      18,117       18,120      18,096

OTHER DATA:
Net cash provided by (used for)
   Operations..........................  $  5,561     $ 13,056     $ 15,740     $ 11,085    $ 12,989     $ 19,053     $ 19,649
   Investing...........................   (44,028)     (20,373)    (112,233)     (47,002)    (28,345)     (26,507)      (6,911)
   Financing...........................    45,982       75,325      110,406       35,466      15,783      (28,094)      24,793
EBIDA (FN7)............................    15,584       20,303       51,415       40,152      37,554       38,320       38,556
Funds from operations after preferred
   dividends (FN3)(FN8)................   (10,590)       9,185       21,150       16,010      14,291       16,472       19,701
Preferred dividend accrued.............     1,583        2,415        4,831          845          --           --           --
Dividends declared.....................     3,478        5,455       11,651        7,684       7,542        7,273       13,031
Dividends declared per share...........  $   0.11     $   0.22     $   0.44     $   0.44    $   0.41     $   0.40     $   0.72
Dividends payout as a percent of funds
   from operations (FN3)(FN4)(FN8).....        --          59%          55%          48%         53%          44%          66%

FINANCIAL POSITION AT END OF PERIOD (FN1)
   Gross investment in real estate
   assets..............................  $830,522     $458,774     $757,879     $459,563    $449,560     $436,394     $409,060
   Total Assets........................   846,952      561,746      820,021      440,530     400,999      376,189      393,621
   Total Debt..........................   538,501      241,965      483,459      254,868     258,454      238,296      257,355
   Shareholders' equity................   253,930      253,241      265,105      152,553     102,355      102,940      103,766

-------------------

(1) In September 1997, the Trust acquired the interests of its joint venture partners in eight shopping malls and 50% of another mall and the Company acquired voting control of Impark in April 1997.
(2) Property net operating income is property revenue, equity in income of the joint venture, joint venture management fees and mortgage investment income less property operating expenses and real estate taxes, before debt service and depreciation and amortization.
(3) In December 1995, First Union changed its method to directly expense internal leasing costs and recorded a $4.3 million noncash charge for the cumulative effect of the accounting change as of the beginning of 1995. Funds from operations and depreciation and amortization for previous years have been restated for the change in accounting method on a basis comparable to 1995.
(4) During the quarter ended June 30, 1998, First Union recognized $17.4 million of one-time expenses primarily in connection with the Proxy Contest and change in the Board's composition. These one-time expenses included proxy expenses and related legal fees of $3.3 million incurred by First Union and $3.1 million incurred by Gotham, cash severance and vesting of restricted stock of $3.4 million for First Union's terminated Chairman of the Board, Chief Executive Officer and President, vesting of restricted stock granted to other employees of the First Union Companies of $5.3 million, and the potential loss of a $2.3 million deposit to purchase a parking facility. The one-time expenses also negatively affected net income and funds from operations. In 1995, First Union recognized $1.6 million of litigation and proxy expenses related to a minority-shareholder lawsuit and proxy contest.
(5) In 1997 and 1996, the Trust renegotiated its bank credit agreements, resulting in a $226,000 and $286,000 charge, respectively, related to the write-off of unamortized costs. In November 1995, the Trust repaid approximately $36 million of mortgage debt resulting in a $910,000 charge for the write-off of unamortized costs and prepayment premiums. In November 1993, the Trust repaid prior to their maturity dates $45 million of senior notes and $37.6 million of convertible debentures resulting in a $1.2 million charge for the write-off of unamortized issue costs and payment of a redemption premium.
(6) Supplementary net income per share is a pro forma calculation which assumes the repayment of debt in 1997 and 1998 from the proceeds of the Company's equity offerings in January 1997 and September 1998. The net proceeds from the Company's January 1997 offering are assumed to repay $25.8 million in bank loans and $11.2 million of mortgage debt outstanding at the beginning of the year. From the September 1998 offering, $45 million in bank loans are assumed to be repaid. The shares from the offerings in January and June 1997 and September 1998 are assumed outstanding at the beginning of each period.
(7) EBIDA is calculated as income (loss) before capital gain or loss, extraordinary loss, cumulative effect of accounting change and minority interest plus interest expense and depreciation and amortization and after preferred dividend.
(8) The amount of funds from operations is calculated as income (loss) before capital gain or loss, extraordinary loss, cumulative effect of accounting change and minority interest and after preferred dividend, plus noncash charges for depreciation and amortization for both First Union and the joint venture interest and less amortization allocated to the minority interest. However, amortization of intangible assets from the acquisition of Impark has been included in funds from operations. First Union has adopted the new definition of funds from operations as recommended by the National Association of Real Estate Investment Trusts (NAREIT) in 1997. This definition of funds from operations excludes depreciation and amortization of debt issue costs and other corporate assets. Previously, First Union has chosen to add back all expenses included in depreciation and amortization. Accordingly, funds from operations and dividend payout as a percentage of funds from operations for the years 1993 through 1996 have been restated to conform with the NAREIT definition. Although funds from operations does not replace net income (determined in accordance with generally accepted accounting principles) as a measure of performance, or net cash flows as a measure of liquidity, it is often used by real estate investment trusts as a supplemental measure of operating performance.


                                 MANAGEMENT

     The executive officers and Trustees of First Union, and their ages as of September 16, 1998, are as follows:

                  NAME                    AGE             POSITION
                  ----                    ---             --------
William A. Ackman......................   32    Chairman  of  the  Board  and
                                                Trustee
David P. Berkowitz.....................   36    Vice  Chairman  of the  Board
                                                and Trustee
Steven M. Edelman......................   43    Interim    Chief    Executive
                                                Officer  and Chief  Financial
                                                Officer
John J. Dee............................   47    Senior  Vice   President  and
                                                Chief Accounting Officer
Paul F. Levin..........................   51    Senior    Vice     President,
                                                General Counsel and Secretary
Daniel J. Altobello....................   57    Trustee
William E. Conway......................   70    Trustee
Allen H. Ford..........................   69    Trustee
Stephen J. Garchik.....................   44    Trustee
Russell R. Gifford.....................   58    Trustee
David S. Klafter.......................   43    Trustee
Daniel Shuchman........................   33    Trustee
Stephen S. Snider......................   41    Trustee
Mary Ann Tighe.........................   50    Trustee
James A. Williams......................   55    Trustee

     William A. Ackman. Mr. Ackman has been Chairman of the Board of Trustees of First Union since June 1998. Since January 1, 1993, through a company he owns, Mr. Ackman has acted as co-investment manager of Gotham LP, Gotham II, LP ("Gotham II LP"), Gotham III LP and Gotham International Advisors, L.L.C. ("Gotham International"). Since before January 1, 1993, Mr. Ackman has served as Vice President, Secretary and Treasurer of GPLP Management Corp. ("GPLP"), the Managing Member of Gotham Partners Management Co. LLC, an investment management firm ("GPM"). Mr. Ackman was a general partner of Section H Partners, L.P. ("Section H"), the General Partner of the Gotham LP and Gotham II LP investment funds, from before January 1993 through September 1993. Mr. Ackman has been the President,
Secretary and Treasurer of Karenina Corporation, a general partner of Section H, since October 1993. Mr. Ackman is also a member of the Executive Committee of Gotham Golf Partners, L.P. ("Gotham Golf"), a community golf course ownership, operation and development enterprise.

     David P. Berkowitz. Mr. Berkowitz has been Vice Chairman of the Board of Trustees of First Union since June 1998. Since January 1, 1993, through a company he owns, Mr. Berkowitz has acted as a co-investment manager of Gotham LP, Gotham II LP, Gotham III LP and Gotham International. Since before January 1, 1993, Mr. Berkowitz has served as President of GPLP. Mr. Berkowitz was a general partner of Section H from before January 1993 through September 1993. Mr. Berkowitz has been the President, Secretary and Treasurer of DPB Corporation, a general partner of Section H, since October 1993. Mr. Berkowitz is also a member of the Executive Committee of Gotham Golf.

     Steven M. Edelman. Mr. Edelman has been Interim Chief Executive Officer of First Union since June 1998 and Chief Financial Officer since February 1997. From January 1996 to January 1997, Mr. Edelman served as Executive Vice President, Chief Investment Officer of First Union. He was Senior Vice President, Chief Investment Officer of First Union from March 1995 to December 1995, Senior Vice President, Asset Management from July 1992 to February 1995, Vice President, Acquisitions from December 1985 to June 1992, Assistant Vice President, Acquisitions from January 1985 to November 1985, Acquisition Analyst from February 1984 to December 1985, Assistant Controller from July 1982 to January 1984 and an internal auditor from June 1980 to June 1982. Mr. Edelman was an auditor with Touche Ross & Co. from 1978 to 1980.

     John J. Dee. Mr. Dee has been Senior Vice President and Chief Accounting Officer of First Union since February 1996. He served as Senior Vice President and Controller of First Union from July 1992 to February 1996, Vice President and Controller from December 1986 to July 1992, Controller from April 1981 to December 1986, Assistant Controller from December 1979 to April 1981 and Accounting Manager from August 1978 to December 1979.

     Paul F. Levin. Mr. Levin has been Senior Vice President, General Counsel and Secretary since December 1994. He served as Vice President, General Counsel and Secretary from May 1989 to November 1994. Mr. Levin was a principal of Schwarzwald, Robiner, Rock & Levin, a Legal Professional Association, from 1981 to 1989, an Associate of Gaines, Stern, Schwarzwald & Robiner Co., L.P.A. from 1979 to 1980 and an Assistant Director of Law, City of Cleveland, Ohio, from 1975 to 1978.

     Daniel J. Altobello. Mr. Altobello has been a Trustee of First Union since June 1998. He has been the Chairman of the Board of ONEX Food Services, Inc., an airline catering company and a partner in Ariston Investment Partners, a consulting firm, since September 1995. Mr. Altobello was the Chairman, President and Chief Executive Officer of Caterair International Corporation, an airline catering company, from before January 1, 1993 until September 1995. Mr. Altobello is a member of the Boards of Directors of American Management Systems, Inc., Colorado Prime Corporation, Care First, Inc., Care First of Maryland, Inc., Mesa Air Group, Inc., World Airways, Inc. and Sodexho Marriott Services, Inc.

     William E. Conway. Mr. Conway has been a Trustee of First Union since 1985. Mr. Conway has been Chairman of Fairmont Minerals Ltd. ("Fairmont"), a miner and processor of industrial minerals, since 1978, and was Chairman and Chief Executive Officer of Fairmont from 1978 to 1996. Mr. Conway was a Group Vice President of Midland-Ross Corporation, a diversified capital goods manufacturer, from 1974 to 1978, and was Executive Vice President, Administration of Diamond Shamrock Corporation ("Diamond Shamrock"), a producer of chemicals, petroleum and related products, from 1970 to 1974. Mr. Conway is a director of The Huntington National Bank of Ohio and a trustee of The Cleveland Clinic Foundation and University School.

     Allen H. Ford. Mr. Ford has been a Trustee of First Union since 1983. He is a consultant and was, from 1981 to 1986, Senior Vice President - Finance and Administration of The Standard Oil Company (BP America), an integrated domestic petroleum company. Mr. Ford was Corporate Executive Vice President and Unit President from 1976 to 1980, Vice President, Finance, from 1969 to 1976, and Treasurer during 1969 of Diamond Shamrock. Mr. Ford is a director of Gliatech, Inc. and Parker Hannifin Corporation, and is a trustee and former Chairman of Case Western Reserve University, a trustee of the Musical Arts Association (Cleveland Orchestra), University Hospitals of Cleveland, the Western Reserve Historical Society, and University Circle, Inc. He is also a trustee and former Chairman of the Edison BioTechnology Center.

     Stephen J. Garchik. Mr. Garchik has been a Trustee of First Union since June 1998. He has served as President of The Evans Company, a commercial real estate development and management firm, since before January 1, 1993. Since July 1996, Mr. Garchik has been the Chairman of Gotham Golf.

     Russell R. Gifford. Mr. Gifford has been a Trustee of First Union since 1991. He has been Chief Operating Officer of the Cleveland Public School System since June 11, 1998. He was President of CNG Energy Services Corporation ("CNG"), an unregulated energy marketing company providing gas and electric energy services throughout North America, from 1994 to 1997. He was President and Chief Executive Officer of The East Ohio Gas Company ("East Ohio"), Cleveland, Ohio, a distributor of natural gas, from 1988 to 1994. He was also President of West Ohio Gas Company ("West Ohio"), Lima, Ohio, and River Gas Company ("River"), Marietta, Ohio. CNG, East Ohio, West Ohio and River are subsidiaries of Consolidated Natural Gas Co. of Pittsburgh, Pennsylvania. Mr. Gifford was Senior Vice President of East Ohio from 1985 to 1988. Mr. Gifford is a director of Applied Industrial Technologies, Inc., a trustee of Baldwin Wallace College, and a member of the National Board of Governors of the American Red Cross.

     David S. Klafter. Mr. Klafter has been a Trustee of First Union since June 1998. He has been an in-house counsel and a principal of GPM since April 1996. Mr. Klafter was counsel at White & Case, a law firm, from before January 1, 1993 until December 1993, and a partner at White & Case from January 1994 until April 1996. Mr. Klafter's law practice was in general commercial litigation, with an emphasis on real-estate related matters, including leases, mortgages and loan work-outs.

     Daniel Shuchman. Mr. Shuchman has been a Trustee of First Union since June 1998. He has been a principal of GPM since October 1994. Mr. Shuchman was an investment banker at Goldman, Sachs & Co., an investment banking firm, from before January 1, 1993 until August 1994.

     Steven S. Snider. Mr. Snider has been a Trustee of First Union since June 1998. Since before January 1, 1993, Mr. Snider has been a senior partner at Hale and Dorr LLP, a law firm.

     Mary Ann Tighe. Ms. Tighe has been a Trustee of First Union since June 1998. She has been an Executive Managing Director and a member of the Executive and Strategic Planning Committees of Insignia/ESG, a commercial real estate firm, since before January 1, 1993. She is on the Board of Directors of The New 42nd Street, a New York City-based community revitalization organization.

     James A. Williams. Mr. Williams has been a Trustee of First Union since June 1998. He has been the President of Williams, Williams, Ruby & Plunkett PC, a law firm, since before January 1, 1993. Mr. Williams has also been the Chairman of Michigan National Bank and Michigan National Corporation since November 1995. Mr. Williams is Chairman of the Henry Ford Hospital in West Bloomfield, Michigan. He is a Trustee of Henry Ford Health System and the Oakland University (Michigan) Foundation and a member of the Board of Governors of the Cranbrook School.

                                THE OFFERING

BASIC SUBSCRIPTION; LIMITATIONS ON SUBSCRIPTION

     First Union is distributing, at no cost, to each holder of Common Shares of record as of the close of business on the Record Date, one Right for every Common Share held. Each Right entitles the holder thereof to purchase one Common Share at the Subscription Price. Holders who own Common Shares through the Company's dividend reinvestment plan as of the Record Date will not receive Rights for such Common Shares. See "-- Holders of Common Shares in Dividend Reinvestment Plan."

     A holder will be entitled to exercise only up to such number of Rights that would cause such holder to reach but not exceed the Share Ownership Limit, unless First Union waives the Share Ownership Limit for such holder. See "Description of Capital Stock -- Common Shares -- Restriction on Size of Holdings." A holder's Beneficial Ownership Interest will be calculated promptly following the Expiration Time by dividing (i) the sum of (a) the aggregate number of Common Shares beneficially owned by such holder, immediately prior to the Expiration Time, (b) the aggregate number of Common Shares for which such holder has exercised Rights and (c) the aggregate number of Common Shares into which all Series A Preferred Shares beneficially owned by such holder immediately prior to the Expiration Time are convertible, by (ii) the sum of (a) the aggregate number of Common Shares outstanding immediately after consummation of the Offering and (b) the aggregate number of Common Shares into which all Series A Preferred Shares beneficially owned by such holder immediately after consummation of the Offering are convertible. First Union may waive the Share Ownership Limit with respect to the Rights exercised by a holder if such holder applies for a Waiver and satisfies the conditions described in "-- Waiver of Share Ownership Limit."

     The anticipated size of a holder's Beneficial Ownership Interest after consummation of the Offering cannot be determined at the time such holder exercises its Rights because the size of such interest will depend in large part on the number of Common Shares subscribed for by other holders. In light of the Standby Commitment, a holder, in calculating such Beneficial Ownership Interest, may assume that an aggregate of at least the Maximum Standby Shares will be issued pursuant to the Offering. See "-- Standby Commitment." Unless a holder applies for and is granted a Waiver, any Rights exercised by it that would cause such holder to exceed the Share Ownership Limit will be deemed not to have been exercised by such holder. The aggregate Subscription Price paid by a holder for Rights deemed not to have been exercised will be returned to such holder, without interest, as soon as practicable following consummation of the Offering. See "-- Escrow Arrangements; Return of Funds."

     If, without first obtaining a Waiver, a holder subscribes for and, inadvertently or otherwise, is issued a number of Common Shares that causes such holder to exceed the Share Ownership Limit, such number of Common Shares in excess of the Share Ownership Limit will constitute Excess Shares under the By-Laws and therefore will not carry voting and other rights or be deemed outstanding for quorum, voting and other purposes. See "Description of Capital Stock -- Common Shares -- Restriction on Size of Holdings."

     The Rights are evidenced by Rights Certificates which shareholders will receive with the delivery of this Prospectus. A holder of Rights may
(a) subscribe for Common Shares through the exercise of all of its Rights (including the exercise of the Oversubscription Privilege, if such holder so elects), (b) subscribe for Common Shares through the exercise of a portion of its Rights or (c) allow all or a portion of its Rights to expire unexercised.

     No Rights will be issued in respect of fractional Common Shares. No fractional Rights or cash in lieu thereof will be issued or paid by First Union.

     Promptly after the Expiration Time, First Union will send each holder exercising the Basic Subscription a written confirmation of the number of Common Shares allocated to such holder pursuant to the Basic Subscription. Certificates representing Common Shares purchased pursuant to the Basic Subscription will be delivered to holders as soon as practicable following the Expiration Time. Any amounts paid by holders in respect of Rights deemed not to have been exercised will be refunded as soon as practicable after the Expiration Time without interest.

EXPIRATION TIME

     The Rights will expire at 5:00 p.m., Eastern Daylight Time, on [ ], 1998 or such later date and time as First Union may determine in its sole discretion. After such time, the Rights will become void and have no value. Notice will be given to shareholders of record on the Record Date, by mail or by publication in a newspaper of national circulation, of a new Expiration Time in the event First Union extends the period for the exercise of the Rights.

OVERSUBSCRIPTION PRIVILEGE

     A holder of Rights who validly exercises in full such holder's Basic Subscription, and who may do so without exceeding the Share Ownership Limit, may also oversubscribe, at the Subscription Price, for additional Common Shares that have not been purchased through the exercise of Rights. However, absent a Waiver from First Union, such holder will be entitled to subscribe for only up to such number of Unsubscribed Shares that would cause such holder to beneficially or constructively own a percentage of Common Shares that reaches but does not exceed the Share Ownership Limit.

     If an insufficient number of Unsubscribed Shares is available to satisfy fully all elections to exercise the Oversubscription Privilege, the available Unsubscribed Shares will be allocated pro rata among holders who exercise the Oversubscription Privilege based on the respective numbers of Rights exercised by such holders pursuant to the Basic Subscription. If that allocation, however, results in any holder being allocated a greater number of Unsubscribed Shares than such holder subscribed for pursuant to the exercise of the Oversubscription Privilege, then that holder will be allocated only such number of Unsubscribed Shares as such holder subscribed for, and the remaining Unsubscribed Shares otherwise allocable to such holder will be allocated among all other holders exercising the Oversubscription Privilege pro rata based upon the number of Rights exercised by each such holder. No fractional Common Shares will be issued in connection with the Oversubscription Privilege. Only holders of Common Shares on the Record Date will be entitled to the Oversubscription Privilege. If a holder elects to exercise the Oversubscription Privilege, such holder must do so concurrently with its exercise of the Basic Subscription.

     As soon as practicable after the Expiration Time, First Union will send each holder exercising the Oversubscription Privilege a written confirmation of the number of Common Shares allocated to such holder pursuant to the Oversubscription Privilege. Certificates representing the Common Shares purchased pursuant to the Oversubscription Privilege will be delivered to holders as soon as practicable following the Expiration Time and after all prorations have been effected. Any amounts overpaid by holders will be refunded as soon as practicable after the Expiration Time without interest.

SUBSCRIPTION PRICE

     The Subscription Price for one Common Share, which may be purchased upon the exercise of one Right, is $5.00. Common Shares purchased by a holder pursuant to the Oversubscription Privilege or by a Standby Purchaser pursuant to the Standby Commitment shall have the same Subscription Price as Common Shares purchased pursuant to the Basic Subscription.

HOLDERS OF COMMON SHARES IN DIVIDEND REINVESTMENT PLAN

     Certain shareholders may own Common Shares through the First Union Dividend Investment Service, the Company's dividend reinvestment plan (the "Plan"). Such Common Shares are registered in the name of a nominee of the Plan administrator. Shareholders who own Common Shares through the Plan will not receive Rights for such shares.

WITHDRAWAL

     First Union reserves the right to withdraw the Offering at any time prior to or at the Expiration Time and for any reason (including, without limitation, the market price of the Common Shares), in which event all funds received from holders will be refunded promptly without interest.

SUBSCRIPTION AGENT

     The Subscription Agent and escrow agent for the Offering is National City Bank. The address to which Rights Certificates, Notices of Guaranteed Delivery, Request for Waiver of Share Ownership Limit forms and payments should be mailed or delivered is:


     By Regular Mail:      By Facsimile Transmission:   By Hand or Overnight
                                                              Courier:
   National City Bank,            216-476-8367           National City Bank,
    Subscription Agent           (for Eligible           Subscription Agent
Corporate Trust Operations     Institutions only)          Corporate Trust
      P.O. Box 94720                                         Operations
     Cleveland, Ohio          Confirm by Telephone     3rd Floor, North Annex
        44101-4720                216-476-8936         4100 West 150th Street
                                 (for Facsimile         Cleveland, Ohio 44135
                               Confirmation Only)

     Delivery of Rights Certificates, Notices of Guaranteed Delivery, Requests for Waiver of Share Ownership Limit and payments (other than wire transfers) other than as set forth above will not constitute a valid delivery.

     ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE METHOD OF SUBSCRIBING FOR COMMON SHARES OR FOR ADDITIONAL COPIES OF THIS PROSPECTUS SHOULD BE DIRECTED TO NATIONAL CITY BANK, SUBSCRIPTION AGENT, AT 800-622-6757.

FRACTIONAL COMMON SHARES

     No fractional Common Shares will be issued in respect of the exercise of any Rights or Oversubscription Privilege or pursuant to the Standby Commitment. Rights Certificates may not be divided in such a manner as to create fractional Rights. Banks, trust companies, securities dealers and brokers that hold Common Shares as nominees for more than one beneficial owner may have a Rights Certificate divided by the Subscription Agent or may, upon proper showing to the Subscription Agent, exercise their Rights on the same basis as if the beneficial owners were record holders on the Record Date. First Union reserves the right to deny any division of Rights Certificates if in its opinion the result would be inconsistent with the intent of this privilege.

WAIVER OF SHARE OWNERSHIP LIMIT

     A holder may apply for a Waiver of the Share Ownership Limit from First Union in connection with the exercise of its Basic Subscription, its Oversubscription Privilege or both by completing the Request for Waiver of Share Ownership Limit form accompanying this Prospectus. In deciding whether to grant a Waiver, the Board of Trustees will determine whether allowing the holder to exceed the Share Ownership Limit will jeopardize First Union's REIT status. The Board of Trustees will consider, among other things, whether the waiver might (i) cause more than 50% of the value of First Union's stock to be owned directly or constructively by five or fewer individuals (see "Certain Federal Income Tax Considerations -- Taxation of First Union -- Share Ownership Test"), or (ii) cause First Union to be deemed to own an equity interest in an entity from whom the First Union Companies receive rent (see "Certain Federal Income Tax Considerations -- Taxation of First Union -- Gross Income Tests"). In addition, the Board of Trustees may require a holder requesting a Waiver to make certain representations and warranties, comply with certain covenants and provide an opinion of counsel with respect to certain REIT tax issues. See "Certain Federal Income Tax Considerations -- Taxation of First Union."

METHOD OF EXERCISING RIGHTS AND OVERSUBSCRIPTION PRIVILEGE

     A holder may exercise its Basic Subscription and Oversubscription Privilege by properly completing and duly executing the Rights Certificate accompanying this Prospectus and forwarding the Rights Certificate, together with payment of the Subscription Price for each Common Share subscribed for pursuant to the Basic Subscription and the Oversubscription Privilege, to the Subscription Agent at the appropriate address set forth above. Persons holding Common Shares and receiving Rights distributable with respect thereto through a broker, dealer, commercial bank, trust company or other nominee, as well as persons holding stock certificates who would prefer to have such institutions effect transactions relating to the Rights on their behalf, should contact the appropriate institution or nominee and request it to effect the transactions for them. Banks, trust companies, securities dealers and brokers that hold Common Shares as nominee for more than one beneficial owner may, upon proper showing to the Subscription Agent, exercise their Basic Subscription and Oversubscription Privilege on the same basis as if the beneficial owners were record holders on the Record Date. In the case of holders of Rights that are held of record through The Depository Trust Company ("DTC"), such Rights may be exercised by instructing DTC to transfer Rights from such holder's DTC account to the Subscription Agent's DTC account, together with payment of the full Subscription Price. Except as described under "-- Late Delivery of Payments and Rights Certificates," to be accepted, the properly completed and duly executed Rights Certificate and the payment must be received by the Subscription Agent prior to the Expiration Time. Rights Certificates received after such time will not be honored.

     Payments must be made in full in United States currency by either (a) a check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to National City Bank, as Subscription Agent, or (b) a wire transfer of funds to the account maintained by the Subscription Agent for such purpose at National City Bank, Cleveland, Ohio, Account No. [ ]. Any wire transfer of funds should clearly indicate the identity of the subscriber who is paying the Subscription Price by the wire transfer. The Subscription Price will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check,
(ii) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order, or (iii) receipt of good funds in the Subscription Agent's account designated above.

     The instruction letter accompanying the Rights Certificate should be read carefully and strictly followed. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO FIRST UNION. Except as described under the caption "-- Late Delivery of Payments and Rights Certificates," no subscription will be deemed to have been received until the Subscription Agent has received delivery of a properly completed and duly executed Rights Certificate and payment of the full Subscription Price. The risk of delivery of all documents and payments is on holders, not First Union or the Subscription Agent.

     THE METHOD OF DELIVERY OF RIGHTS CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE RISK OF THE RIGHTS HOLDERS, BUT IF SENT BY MAIL, IT IS RECOMMENDED THAT SUCH CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION TIME. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE UP TO FIVE BUSINESS DAYS TO CLEAR, YOU ARE STRONGLY URGED TO PAY OR ARRANGE FOR PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

LATE DELIVERY OF PAYMENTS AND RIGHTS CERTIFICATES

     If, prior to the Expiration Time, the Subscription Agent has received a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form accompanying this Prospectus (either by hand, mail, telegram or facsimile transmission) specifying the name of the holder of Rights and the number of Common Shares subscribed for (stating separately the number of Common Shares subscribed for pursuant to the exercise of the Basic Subscription and the Oversubscription Privilege) and guaranteeing that the properly completed and duly executed Rights Certificate and payment of the full Subscription Price for all Common Shares subscribed and oversubscribed for will be delivered to the Subscription Agent within three business days after the Expiration Time, such subscription may be accepted, subject to the Subscription Agent's withholding the certificates for Common Shares until receipt of the properly completed and duly executed Rights Certificate and payment of such amount within such time period. In the case of holders of Rights that are held of record through DTC, such Rights may be exercised by instructing DTC to transfer Rights from such holder's DTC account to the Subscription Agent's DTC account, together with payment of the full Subscription Price. The Notice of Guaranteed Delivery must be guaranteed by a commercial bank, trust company or credit union having an office, branch or agency in the United States or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP. Notices of Guaranteed Delivery and payments should be mailed or delivered to the appropriate addresses set forth under "-- Subscription Agent."

TRANSFERABILITY OF RIGHTS

     The Rights are not transferable, except by operation of law in the event of death or dissolution of the holder thereof.

VALIDITY OF SUBSCRIPTIONS

     All questions with respect to the validity and form of the exercise of the Basic Subscription or the Oversubscription Privilege (including time of receipt and eligibility to participate in the Offering) will be determined solely by First Union, which determination shall be final and binding. Once made, subscriptions and directions are irrevocable, and no alternative, conditional or contingent subscriptions or directions will be accepted.
First Union  reserves the  absolute  right to reject any  subscriptions  or directions not properly submitted or the acceptance of which, in the opinion of First Union's counsel, would be unlawful. See "-- Basic Subscription; Limitations on Subscription." Any irregularities in connection with subscriptions must be cured prior to the Expiration Time unless waived by First Union in its sole discretion. Neither First Union nor the Subscription Agent shall be under any duty to give notification of defects in such subscriptions or incur any liability for failure to give such notification. A subscription will be deemed to have been accepted (subject to First Union's right to withdraw or terminate the Offering or to limit the size of the subscription in accordance with "-- Basic Subscription; Limitations on Subscription.") only when a properly completed and duly executed Rights Certificate, any other required documents and payment of the full Subscription Price with respect to such subscription have been received by the Subscription Agent. First Union's interpretations of the terms and conditions of the Offering shall be final and binding.

ESCROW ARRANGEMENTS; RETURN OF FUNDS

     Funds received in payment of the Subscription Price for Common Shares subscribed for will be held in a segregated account at the Subscription Agent pending completion of the Offering. Monies will be held in escrow until the Offering is completed or is canceled. If the Offering is canceled for any reason, monies will be returned to subscribers without interest or deduction promptly thereafter. If a Rights holder exercising the Basic Subscription or the Oversubscription Privilege is allocated fewer than the number of Common Shares for which such holder wished to subscribe pursuant to the Basic Subscription or the Oversubscription Privilege, as the case may be, the excess funds paid by such holder will be returned without interest as soon as practicable after the Expiration Time.

RIGHTS OF SUBSCRIBERS

     Holders will have no rights as shareholders of First Union with respect to Common Shares subscribed for until certificates representing such Common Shares are issued to them. Holders will have no right to revoke their subscriptions after delivery to the Subscription Agent of a completed Rights Certificate and any other required documents.

FOREIGN SHAREHOLDERS

     Rights Certificates will not be mailed to holders whose addresses are outside the United States or who have an APO or FPO address, but will be held by the Subscription Agent for their account. To exercise Rights, such holders must notify the Subscription Agent by completing an International Holder Subscription Form which will be delivered to such holders in lieu of a Rights Certificate, and sending it by mail or telecopy to the Subscription Agent at the address and telecopy number specified above.

NO REVOCATION

     ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION OR THE OVERSUBSCRIPTION PRIVILEGE THAT EXERCISE MAY NOT BE REVOKED.

STANDBY COMMITMENT

     The Standby Purchasers have agreed to purchase, at the Subscription Price, those Common Shares that are not purchased through the exercise of Rights or the Oversubscription Privilege, up to the Maximum Standby Shares having an aggregate Subscription Price of up to the Maximum Standby Commitment. Gotham has agreed to acquire 7/9ths of all Standby Commitment Shares, having an aggregate Subscription Price of up to 7/9ths of the Maximum Standby Commitment, and Elliott Associates has agreed to acquire 2/9ths of all Standby Commitment Shares, having an aggregate Subscription Price of up to 2/9ths of the Maximum Standby Commitment. To the extent that holders subscribe for fewer than the Maximum Standby Shares through their Basic Subscription and Oversubscription Privilege, the Standby Purchasers will subscribe for the difference. To the extent that holders subscribe for more than the Maximum Standby Shares, the Standby Purchasers will not be obligated to purchase any Standby Commitment Shares. The Board of Trustees has agreed to waive the Share Ownership Limit to the extent necessary to enable Gotham to satisfy its obligation under the Standby Commitment.

     As of September 14, 1998, Gotham and Elliott Associates beneficially owned 9.70% and 1.35%, respectively, of the outstanding Common Shares.

DELIVERY OF COMMON SHARES

     Certificates representing Common Shares purchased pursuant to the exercise of the Basic Subscription, the Oversubscription Privilege or the Standby Commitment will be delivered as soon as practicable after the Expiration Time, the receipt of all required documents and payment in full of the aggregate Subscription Price due for such Common Shares. In the case of shareholders whose Common Shares are held through DTC and third-party investors who arrange for delivery and payment through DTC, the appropriate participant account will be credited.


                        DESCRIPTION OF CAPITAL STOCK

COMMON SHARES

General

     The following description sets forth certain general terms and provisions of the Common Shares. The statements below describing the Common Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of First Union's Declaration of Trust (the "Declaration of Trust") and By-Laws.

     The number of Common Shares which First Union is authorized to issue is unlimited. All Common Shares are entitled to participate equally in any distributions thereon declared by First Union. Subject to the provisions of the By-Laws regarding Excess Shares, each outstanding Common Share entitles the holder thereof to one vote on all matters voted on by shareholders (as described below), including the election of Trustees. Shareholders have no preemptive rights. The outstanding Common Shares are fully paid and non-assessable and have equal liquidation rights. The Common Shares are fully transferable except that their issuance and transfer may be regulated or restricted by First Union in order to assure qualification by First Union for taxation as a REIT. See "-- Restriction on Size of Holdings." The Common Shares are not redeemable at the option of First Union or of any shareholder. The Board of Trustees is generally authorized without shareholder approval to borrow money and issue obligations and equity securities which may or may not be convertible into Common Shares and warrants, rights or options to purchase Common Shares; and to issue other securities of any class or classes which may or may not have preferences or restrictions not applicable to the Common Shares. The issuance of additional Common Shares or such conversion rights, warrants or options may have the effect of diluting the interest of shareholders. Annual meetings of the shareholders are held on the second Tuesday of the fourth month following the close of each fiscal year at such place in the State of Ohio as the Trustees may from time to time determine. Special meetings may be called at any time and place when ordered by a majority of the Trustees, or upon written request of the holders of not less than 25% of the outstanding Common Shares.

Shareholder Liability

     The Declaration of Trust provides that no shareholder shall be personally liable in connection with the property or the affairs of First Union, and that all persons shall look solely to property of First Union for satisfaction of claims of any nature arising in connection with the affairs of First Union.

     Under present Ohio law, no personal liability will attach to shareholders of First Union, but with respect to tort claims, contract claims where liability of shareholders is not expressly negated, claims for taxes and certain statutory liabilities, the shareholders may in some jurisdictions other than the State of Ohio be held personally liable to the extent that such claims are not satisfied by First Union, in which event the shareholders would, in the absence of negligence or misconduct on their part, be entitled to reimbursement from the general assets of First Union. First Union carries insurance which the Trustees consider adequate to cover any probable tort claims. To the extent the assets and insurance of First Union would be insufficient to reimburse a shareholder who has been required to pay a claim against First Union, the shareholder would suffer a loss. The statements in this paragraph and the previous paragraph also apply to holders of the preferred shares of beneficial interest, $1.00 par value per share ("Preferred Shares"), although any possible liability of such holders would be further reduced by the greater limitations on their voting power.

REIT Qualification

     Under regulations of the IRS, the Trustees must have continuing exclusive authority over the management of First Union and the conduct of its affairs, free from any control by the shareholders, other than the right to elect or remove Trustees, to terminate the Declaration of Trust, to ratify amendments to the Declaration of Trust, and certain other permitted rights, if First Union is to continue to qualify as a REIT under the applicable sections of the Code. Consequently, the only voting power presently granted to the shareholders is the right by a majority vote or a supermajority vote, as the case may be, (i) to elect Trustees, (ii) to approve or disapprove certain transfers of assets or mergers of First Union, (iii) to approve or disapprove amendments to the Declaration of Trust or termination of the Declaration of Trust, and (iv) when removal is proposed by all other Trustees, to approve removal of any Trustee. First Union has no fixed duration and will continue indefinitely, unless terminated as provided in the Declaration of Trust.

Transfer Agent and Registrar

     The transfer  agent and  registrar  for the Common  Shares is National
City Bank.

Restriction on Size of Holdings

     The By-Laws restrict beneficial or constructive ownership of First Union's outstanding capital stock by a single person, or persons acting as a group, to 9.8% of the Common Shares, which limitation assumes that all securities convertible into Common Shares owned by such person or group of persons have been converted. The purposes of these provisions are to assist in protecting and preserving First Union's REIT status. For First Union to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned by five or fewer individuals at any time during the last half of First Union's taxable year. The provision permits five persons each to acquire up to a maximum of 9.8% of the Common Shares, or an aggregate of 49% of the outstanding Common Shares, and thus, assists the Trustees in protecting and preserving REIT status for tax purposes.

     Unless a waiver of such restrictions is granted by the Board, Common Shares owned by a person or group of persons in excess of 9.8% of First Union's outstanding Common Shares ("Excess Shares") shall not be entitled to any voting rights; shall not be considered outstanding for quorums or voting purposes; and shall not be entitled to dividends, interest or any other distributions with respect to the securities.

     The Declaration of Trust provides that the Share Ownership Limit contained in the By-Laws may be amended from time to time with the approval of either (i) 70% of the Trustees then in office or (ii) a majority of the Trustees then in office and the approval of at least 70% of the holders of the outstanding Common Shares.

Trustee Liability

     The Declaration of Trust provides that Trustees shall not be individually liable for any obligation or liability incurred by or on behalf of First Union or by Trustees for the benefit and on behalf of First Union. Under the Declaration of Trust and Ohio law respecting business trusts, Trustees are not liable to First Union or the shareholders for any act or omission except for acts or omissions which constitute bad faith, willful misfeasance, gross negligence or reckless disregard of duties to First Union and its shareholders.

Beneficial Ownership of the Management Company

     All of the shares of the Management Company are owned in trust for the benefit of owners of Common Shares pursuant to an amended and restated declaration of trust dated as of October 1, 1996 (the "Management Company Declaration of Trust"). The Management Company Declaration of Trust provides that the net income of the trust estate shall be paid from time to time to the First Union shareholders in proportion to the number of Common Shares held by them. Upon termination of the trust, each holder of Common Shares is entitled to a proportionate share of the net proceeds received upon the sale of the assets of the trust estate. The trustees of the trust may require, as a condition to the receipt of any payment of the net income or of the net proceeds upon termination, that a shareholder demonstrate that the Common Shares owned by it, together with any Common Shares the ownership of which is attributed to it by the Code, do not exceed 5% of the then outstanding Common Shares. In addition, the Management Company Declaration of Trust provides that any person who owns, directly or by attribution, 5% or more of the outstanding shares of First Union, is deemed to have no beneficial interest in the Trust. The Management Company
Declaration of Trust provides that the trust shall terminate upon the termination of First Union. See "Federal Income Tax Considerations --Taxation of First Union--Stapled Stock."

Shareholder Rights Plan

     In March 1990, the Board of Trustees declared a dividend with respect to each Common Share consisting of one right to purchase one Common Share at an exercise price of $50 per right. Pursuant to the Rights Agreement, dated as of March 7, 1990 between the Company and National City Bank, as Rights Agent (the "Rights Agreement"), which governs the Company's Shareholder Rights Plan, if a person or group, excluding certain affiliated entities of First Union, acquires 15% or more of the outstanding Common Shares (except in a tender offer or exchange offer approved by the Board of Trustees), is declared to be an "adverse person" by the Board of Trustees or engages in certain self-dealing transactions with First Union ("flip-in events"), each right, other than rights owned by a 15% owner or an "adverse person," entitles the holder to purchase one Common Share for its par value (currently $1 per share). If First Union is acquired in a merger or other business combination ("flip-over events"), each right entitles the holder to purchase, for $1, shares of the acquiring company having a market value equal to the market value of one Common Share. The rights may be redeemed by First Union at a price of $0.01 per right at any time prior to the earlier of a "flip-in" or "flip-over" event or the expiration of the rights on March 30, 2000. The Board of Trustees has agreed to exclude from the calculation of beneficial ownership under the Rights Agreement any acquisition of Common Shares by the Standby Purchasers, whether pursuant to the exercise of Rights or pursuant to their respective obligations under the Standby Commitment. Accordingly, any acquisition of Common Shares in connection with the Offering will not be deemed to be a "flip-in" event under Section 11(a)(ii) of the Rights Agreement.

PREFERRED SHARES

General

     Subject to limitations as may be prescribed by Ohio law and First Union's By-Laws and Declaration of Trust, the Board of Trustees is authorized to issue without the approval of the shareholders, Preferred Shares in series and to establish from time to time the number of Preferred Shares to be included in such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of the shares of each such series. First Union currently has outstanding a series of Preferred Shares designated "Series A Cumulative Redeemable Preferred Shares of Beneficial Interest." The following description sets forth certain general terms and provisions of the Series A Preferred Shares. The statements below describing the Series A Preferred Shares do not purport to be complete and are in all respects subject to, and qualified in their entirety by reference to, the terms and provisions of the Certificate of Designations authorizing the Series A Preferred Shares (the "Certificate of Designations"), the Declaration of Trust and the By-Laws.

     The outstanding Series A Preferred Shares have been validly issued, fully paid and, except as set forth under "-- Common Shares -- Shareholder Liability," non-assessable. The holders of the Series A Preferred Shares have no pre-emptive rights with respect to any shares of the capital stock of First Union or any other securities of First Union convertible into or carrying rights or options to purchase any such shares. The Series A Preferred Shares are not subject to any sinking fund or other obligation of First Union to redeem or retire the Series A Preferred Shares. Unless converted into Common Shares or redeemed by First Union, the Series A Preferred Shares have a perpetual term, with no maturity.

     The Series A Preferred Shares, unlike the Common Shares, are not entitled to the benefit of the Management Company Declaration of Trust. See "-- Common Shares -- Beneficial Ownership of the Management Company."

Distributions

     Holders of the Series A Preferred Shares are entitled to receive, when, as and if declared by the Board of Trustees, out of funds legally available for the payment of distributions, cumulative preferential cash distributions in an amount per share equal to the greater of $2.10 per share (equivalent to 8.4% of the liquidation preference per annum) or the cash distributions on the Common Shares, or portion thereof, into which a Series A Preferred Share is convertible.

     Distributions on the Series A Preferred Shares accrue whether or not First Union has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are declared. Accrued but unpaid distributions on the Series A Preferred Shares do not bear interest. Holders of the Series A Preferred Shares are not entitled to any distributions in excess of full cumulative distributions as described above.

     Unless full cumulative distributions on the Series A Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than in Common Shares or other capital shares ranking junior to the Series A Preferred Shares as to distributions and in the distribution of assets ("Fully Junior Shares")) will be declared or paid or set aside for payment upon the Common Shares or any other Fully Junior Shares, nor will any Common Shares or any other Fully Junior Shares be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by First Union (except by conversion into or exchange for Fully Junior Shares).

Liquidation Rights

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of First Union, then, before any distribution or payment is made to the holders of any Common Shares or any other class or series of capital shares of First Union ranking junior to the Series A Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of First Union, the holders of Series A Preferred Shares will be entitled to receive out of assets of First Union (excluding the assets of the Management Company) legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference ($25.00 per share), plus an amount equal to all distributions accrued and unpaid thereon, if any. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Shares will have no right or claim to any of the remaining assets of First Union.

     If liquidating distributions have been made in full to all holders of Series A Preferred Shares and all other classes or series of capital shares of First Union ranking on a parity with the Series A Preferred Shares in the distribution of assets, the remaining assets of First Union will be distributed among the holders of any other classes or series of capital shares ranking junior to the Series A Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of First Union, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of First Union with or into any other entity, the sale, lease or conveyance of all or substantially all of the property or business of First Union or a statutory share exchange will not be deemed to constitute a liquidation, dissolution or winding up of First Union.

Redemption

     The Series A Preferred Shares are not redeemable by the Company prior to October 29, 2001, and at no time are the Series A Preferred Shares redeemable for cash (except to the extent provided below in lieu of the issuance of fractional Common Shares). On and after October 29, 2001, the Series A Preferred Shares will be redeemable at the option of the Company, in whole or in part, for such number of Common Shares as equals the liquidation preference of the Series A Preferred Shares to be redeemed (without regard to accrued and unpaid distributions) divided by the Conversion Price (as defined herein under "-- Conversion Rights") as of the opening of business on the date set for such redemption (equivalent to a conversion rate of 3.31 Common Shares for each Series A Preferred Share), subject to adjustment in certain circumstances as described below. See "-- Conversion Price Adjustments." The Company may exercise this option only if for 20 trading days, within any period of 30 consecutive trading days, including the last trading day of such period, the closing price of the Common Shares on the NYSE equals or exceeds the Conversion Price per share, subject to adjustments in certain circumstances as described below. See "-- Conversion Price Adjustments."

Voting Rights

     Except as indicated below, or except as otherwise from time to time required by applicable law, the holders of Series A Preferred Shares have no voting rights.

     If six quarterly distributions (whether or not consecutive) payable on the Series A Preferred Shares or any shares of beneficial interest ranking on a parity with the Series A Preferred Shares with respect to the payment of distributions and amounts upon liquidation, dissolution and winding up ("Parity Shares") are in arrears, whether or not earned or declared, the number of Trustees then constituting the Board of Trustees will be increased by two, and the holders of Series A Preferred Shares, voting together as a class with the holders of any other series of Parity Shares (any such other series, the "Voting Preferred Shares"), will have the right to elect two additional Trustees to serve on the Board of Trustees at any annual meeting of shareholders or a properly called special meeting of the holders of Series A Preferred Shares and such Voting Preferred Shares and at each subsequent annual meeting of shareholders until all such distributions and distributions for the current quarterly period on the Series A Preferred Shares and such other Voting Preferred Shares have been paid or declared and paid or set aside for payment. The term of office of all Trustees so elected will terminate with the termination of such voting rights.

     The approval of two-thirds of the outstanding Series A Preferred Shares and all other series of Voting Preferred Shares similarly affected, voting as a single class, is required in order to (i) amend the Declaration of Trust, By-Laws or the Certificate of Designations to affect materially and adversely the rights, preferences or voting power of the holders of the Series A Preferred Shares or the Voting Preferred Shares, (ii) enter into a share exchange that affects the Series A Preferred Shares, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into First Union, unless in each such case each Series A Preferred Share remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for convertible preferred stock of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption thereof identical to that of a Series A Preferred Share (except for changes that do not materially and adversely affect the holders of the Series A Preferred Shares) or (iii) authorize, reclassify, create or increase the authorized amount of any class of shares of beneficial interest having rights senior to the Series A Preferred Shares as to distributions or in the distribution of assets. However, First Union may create additional classes of Parity Shares and shares ranking junior to the Series A Preferred Shares as to distributions or in the distribution of assets ("Junior Shares"), increase the authorized number of Parity Shares and Junior Shares and issue additional series of Parity Shares and Junior Shares without the consent of any holder of Series A Preferred Shares.

Conversion Rights

     The Series A Preferred Shares are convertible, in whole or in part, at any time, unless previously redeemed, at the option of the holders thereof, into Common Shares at a conversion price of $7.5625 per Common Share (equivalent to a conversion rate of 3.31 Common Shares for each Series A Preferred Share), subject to adjustment as described below (the "Conversion Price"). See "-- Conversion Price Adjustments." The right to convert Series A Preferred Shares called for redemption will terminate at the close of business on the redemption date for such Series A Preferred Shares.

Conversion Price Adjustments

     The Conversion Price is subject to adjustment upon certain events, including without duplication (i) distributions payable in Common Shares,
(ii) the issuance to all holders of Common Shares of certain rights, options or warrants entitling them to subscribe for or purchase Common Shares at a price per share less than the fair market value per Common Share (which, as defined, includes an adjustment for underwriting commissions avoided in rights offerings to shareholders), (iii) subdivisions, combinations and reclassifications of Common Shares, (iv) distributions to all holders of Common Shares of any capital stock of First Union (other than Common Shares), evidences of indebtedness of First Union or assets (including securities, but excluding those rights, warrants and distributions referred to above and excluding Permitted Common Share Cash Distributions, as hereinafter defined) and (v) payment in respect of a tender or exchange offer by First Union or any subsidiary of First Union for Common Shares if the cash and value of any other consideration included in such payment per Common Share (as determined by the Board of Trustees) exceeds the current market price (as defined) per Common Share on the trading day next succeeding the last date tenders or exchanges may be made pursuant to such tender or exchange offer. "Permitted Common Share Cash Distributions" are those cumulative cash distributions paid with respect to the Common Shares after December 31, 1995 which are not in excess of the following: the sum of (i) First Union's cumulative undistributed income from operations and capital gains and cumulative depreciation and amortization at December 31, 1995, plus (ii) the cumulative amount of net income before distributions accrued or paid on the Series A Preferred Shares, plus depreciation and amortization, after December 31, 1995, minus
(iii) the cumulative amount of distributions accrued or paid on the Series A Preferred Shares or any other class of Preferred Shares after the date of original issue of the Series A Preferred Shares. In addition to the foregoing adjustments, First Union is permitted to make such reductions in the Conversion Price as it considers to be advisable in order that any event treated for federal income tax purposes as a distribution of stock or stock rights will not be taxable to the holders of the Common Shares.

Restrictions on Ownership

     With limited exceptions, no person, or persons acting as a group, may beneficially own more than 25% of the Series A Preferred Shares outstanding at any time, except as a result of First Union's redemption of any Series A Preferred Shares; provided that after any redemption, additional Series A Preferred Shares acquired by such person will be subject to the Preferred Shares Ownership Limit Provision. Series A Preferred Shares owned in excess of the Preferred Shares Ownership Limit Provision are not entitled to dividends, interest or any other distribution with respect to such shares, are not entitled to any conversion rights, are not entitled to any voting rights, and shall not be considered outstanding for quorums or voting purposes.

     With limited exceptions, no person or persons acting as a group may beneficially own more than 9.8% of the Common Shares, which limitation assumes that all securities convertible into Common Shares owned by such person or group of persons, such as the Series A Preferred Shares, have been converted. In addition, in order for a holder of Common Shares to be entitled to the benefit of the Management Company Declaration of Trust, such shareholder may not own, after taking into consideration all Common Shares owned by such person together with any Common Shares attributed to such person under the Code, which would include the Series A Preferred Shares on an as converted basis, more than 5% of the outstanding Common Shares of First Union. See "-- Common Shares -- Restriction on Size of Holdings" and "-- Common Shares -- Beneficial Ownership of the Management Company."

      CERTAIN FEDERAL INCOME TAX CONSIDERATIONS REGARDING THE OFFERING

     The following discussion summarizes all material U.S. federal income tax considerations of the Offering to First Union and its shareholders. The following discussion is based upon the current provisions of the Code, its legislative history, administrative pronouncements, judicial decisions and Treasury regulations, all of which are subject to change, possibly with retroactive effect. The following discussion does not purport to be a complete discussion of all U.S. federal income tax considerations. The following discussion does not address the tax consequences of the Offering under state, local or non-U.S. tax laws. In addition, the following discussion may not apply, in whole or in part, to particular categories of First Union shareholders, such as dealers in securities, insurance companies, foreign persons, tax-exempt organizations, financial institutions and persons who hold Common Shares or Rights as part of a hedging, straddle, integrated or conversion transaction. The discussion of U.S. federal income tax considerations of the Offering set forth below assumes that the Common Shares owned by a shareholder and the Common Shares or Rights issued pursuant to the Offering constitute capital assets in the hands of such shareholder. It should be noted that under current law, net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income, and the deductibility of capital losses is subject to limitations. THE FOLLOWING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY. ALL FIRST UNION SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE OFFERING, INCLUDING ANY STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES.

TAXATION OF FIRST UNION'S SHAREHOLDERS

     Receipt of Right. A shareholder (including a foreign shareholder) will not recognize any gain or loss upon such shareholder's receipt of a Right.

     Tax Basis of Right. A shareholder's tax basis in a Right will depend on whether (i) the shareholder exercises the Right, or alternatively (ii) the shareholder allows the Right to lapse unexercised.

     If a shareholder exercises a Right, the tax basis of such Right in the hands of the shareholder will be determined by allocating the shareholder's existing tax basis of such holder's Common Shares with respect to which the Right was distributed ("Old Common Shares") between such holder's Old Common Shares and the Right, in proportion to their relative fair market values on the date of distribution. If, however, the fair market value of the Rights distributed to the shareholder (on the date of distribution) is less than 15% of the fair market value of such holder's Old Common Shares, the tax basis of each Right will be deemed to be zero unless the shareholder affirmatively elects, by attaching an election statement to such holder's federal income tax return for the year in which such holder receives such holder's Rights, to compute the tax basis of such holder's Rights in accordance with the preceding sentence. Once made, such an election is irrevocable.

     A Right will not be treated as having any tax basis if it lapses and, therefore, the holder of an expired Right will not recognize a loss for tax purposes.

     Exercise of Right. No gain or loss will generally be recognized by a shareholder (including a foreign shareholder) upon the purchase of a Common Share pursuant to the exercise of a Right.

     The tax basis of a Common Share purchased pursuant to the exercise of a Right shall be equal to the sum of (a) the shareholder's tax basis of the Right exercised and (b) the Subscription Price paid for such Common Share.

     The holding period of the Common Shares purchased pursuant to the exercise of Rights will commence on the date of exercise. Upon the subsequent sale of Common Shares (other than to First Union pursuant to a redemption), the shareholder will generally recognize capital gain or loss in an amount equal to the difference between the proceeds of the sale and the shareholder's tax basis of such Common Shares. Such gain or loss will be long-term capital gain or loss if the shareholder's holding period for such Common Shares is more than one year on the date of sale.

FOREIGN PERSONS

     Assuming that First Union currently qualifies and has qualified as a domestically controlled REIT (which First Union believes is the case) (see "Certain Federal Income Tax Considerations -- Taxation of First Union's Shareholders -- Taxation of Non-U.S. Shareholders" herein) and continues to so qualify through the time of any sale of Common Shares by a foreign person, any gain from such sale should not be subject to U.S. taxation, unless such gain is effectively connected with such person's U.S. trade or business or, in the case of an individual foreign person, such person is present within the U.S. for 183 days or more in such taxable year.

TAXATION OF FIRST UNION

     First Union will not recognize any gain or loss upon (a) the issuance of Rights, (b) the receipt of cash for Common Shares pursuant to the exercise of Rights or (c) the lapse of Rights.


                 CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a description of the material federal income tax consequences to First Union and its shareholders of the treatment of First Union as a REIT. The discussion is general in nature and not exhaustive of all possible tax considerations, nor does the discussion give a detailed description of any state, local, or foreign tax considerations. The tax treatment of a shareholder will vary depending upon the holder's particular situation, and this discussion addresses only holders that hold Common Shares as capital assets and does not purport to deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances, or to certain types of holders (including dealers in securities or currencies, traders in securities that elect to mark-to-market, banks, tax-exempt organizations, life insurance companies, persons that hold Common Shares that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar) subject to special treatment under the federal income tax laws. This summary is based on the Code, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.

     Based upon certain representations of First Union and as described further below, in the opinion of Fried Frank, counsel to First Union, First Union's existing legal organization and its method of operation, as described in this Prospectus and as represented by it, will enable it to satisfy the requirements for qualification as a REIT. This opinion is based on certain assumptions relating to the organization and operation of the Management Company and of any partnerships in which First Union will hold an interest, and is conditioned upon certain representations made by First Union as to certain factual matters relating to First Union's and the Management Company's organization and manner of operation. It is also based on the assumption that for all of its taxable years (or portion thereof) prior to the date of this Prospectus, First Union satisfied all of the requirements necessary for qualification as a REIT under the Code, and the assumption that all organizational documents for First Union and the Management Company are complied with. In addition, this opinion is based on the law existing and in effect on the date hereof. First Union's qualification and taxation as a REIT in the future will depend upon First Union's ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below. Fried Frank will not review compliance with these tests on a continuing basis. No assurance can be given that First Union will satisfy such tests on a continuing basis.

     THIS DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING, AND EACH PROSPECTIVE INVESTOR IS ADVISED TO CONSULT WITH ITS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO IT OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON SHARES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

     If certain detailed conditions imposed by the REIT provisions of the Code are met, entities, such as First Union, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are generally not taxed at the corporate level on their "REIT taxable income" that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (i.e., at both the corporate and shareholder levels) that generally results from the use of corporations. However, as noted below under "--Taxation of First Union's Shareholders -- Taxation of Taxable U.S. Shareholders," corporate shareholders will not be entitled to a dividends received deduction with respect to dividends paid on their shares.

     If First Union fails to qualify as a REIT in any year, however, it will be subject to federal income taxation as if it were a domestic corporation, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, First Union could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its shareholders would be reduced or eliminated.

     First Union believes it properly elected and continued to elect REIT status for all taxable years since its filing of a REIT election, and the Board of Trustees believes that First Union has operated and expects that First Union will continue to operate in a manner that will permit First Union to elect REIT status in each taxable year thereafter. There can be no assurance, however, that this belief or expectation will be fulfilled, since qualification as a REIT depends on First Union continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on First Union's operating results.

TAXATION OF FIRST UNION

     General. In any year in which First Union qualifies as a REIT, in general it will not be subject to federal income tax on that portion of its REIT taxable income or capital gain which is distributed to shareholders. First Union may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.

     Notwithstanding its qualification as a REIT, First Union may also be subject to taxation in certain other circumstances. If First Union should fail to satisfy either the 75% or the 95% gross income test (as discussed below), and nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on the greater of the amount by which First Union fails to satisfy either the 75% test or the 95% test, multiplied by a fraction intended to reflect First Union's profitability. First Union will also be subject to a tax of 100% on net income from any "prohibited transaction", as described below, and if First Union has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. In addition, if First Union should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior years, First Union would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. For taxable years beginning after August 5, 1997, the Taxpayer Relief Act of 1997 (the "1997 Act") permits a REIT, with respect to undistributed net long-term capital gains it received during the taxable year, to designate in a notice mailed to shareholders within 60 days of the end of the taxable year (or in a notice mailed with its annual report for the taxable year) such amount of such gains which its shareholders are to include in their taxable income as long-term capital gains. Thus, if First Union made this designation, the shareholders of First Union would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by First Union and First Union would have to pay the tax on such gains within 30 days of the close of its taxable year. Each shareholder of First Union would be deemed to have paid such shareholder's share of the tax paid by First Union on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase its tax basis in its First Union stock by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by First Union. First Union may also be subject to the corporate "alternative minimum tax", as well as tax in certain situations and on certain transactions not presently contemplated. First Union will use the calendar year both for federal income tax purposes and for financial reporting purposes.

     Stapled Stock. First Union and the Management Company are "stapled entities" as defined in Section 269B of the Code. Section 269B of the Code defines the term "stapled entities" to mean any group of two or more entities if more than 50% in value of the beneficial ownership in each of such entities consists of interests which, by reason of form of ownership, restrictions on transfers, or other terms or conditions, the transfer of one of such interests requires the transfer of the other of such interests.
Section 269B of the Code provides that if the shares of a group of entities that include a REIT are stapled, then such entities shall be treated as one entity for purposes of applying the REIT provisions of the Code. If Section 269B of the Code were to apply to First Union and the Management Company, then First Union might not be able to satisfy the "Gross Income Tests" as described below that are necessary to qualify as a REIT.

     Prior to the enactment of Section 269B of the Code, First Union received two rulings from the IRS sanctioning the stapling of First Union and the Management Company. These rulings provided that (i) even though First Union and the Management Company were "stapled," such stapling would not preclude First Union from qualifying as a REIT, and (ii) amounts otherwise qualifying as rents from real property under the REIT rules would not fail to meet that definition by reason of the fact that First Union and the Management Company were stapled. The effective date provision for
Section 269B provides that Section 269B of the Code does not apply if a group of stapled entities that included a REIT on June 30, 1983 were stapled on that date. First Union believes that because First Union and the Management Company were stapled on June 30, 1983, Section 269B should not apply to First Union and the Management Company. However, as described above in "Risk Factors -- Stapled REIT Tax Risks; REIT Tax Risks -- Legislation Regarding Stapled REITS," newly enacted legislation provides that the income and activities of the Management Company with respect to any real property acquired by the First Union Companies after March 26, 1998, for which there was no binding written agreement, public announcement or filing with the Commission on or before March 26, 1998, will be attributed to First Union for purposes determining whether First Union qualifies as a REIT.

     Under the Code, rents from real property do not include amounts received or accrued, directly or indirectly, from any person if the REIT owns, directly or indirectly, in the case of a corporation, stock of such corporation possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total number of shares of all classes of stock of such corporation. For purposes of this provision, certain attribution rules are applicable. Under this provision, even though Section 269B of the Code does not apply to First Union and the Management Company, if any person were to acquire, directly or indirectly, a 10% or greater beneficial interest in the Trust (taking into account such attribution rules), then rents received from the Management Company would not qualify as rents from real property under the REIT rules. In such a case, First Union would likely not satisfy the "Gross Income Tests" described below, and accordingly, would not qualify as a REIT.

     The Management Company Declaration of Trust provides that any person who owns, directly or by attribution, 5% or more of the outstanding shares of First Union, is deemed to have no beneficial interest in the Trust. Assuming this restriction precludes any person from owning 10% or more of the voting power of all classes of stock of the Management Company, First Union believes that amounts otherwise qualifying as rents from real property received from the Management Company will qualify as rents from real property for REIT purposes. Prior to the Offering, First Union intends to terminate its management arrangements with the Management Company, self-manage its retail, apartment and office portfolios, and enter into third-party management arrangements for the parking facilities it owns. Assuming this occurs, First Union will no longer receive any rents from the Management Company.

     The Code defines a REIT as an electing corporation, trust or association (1) which is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) which would otherwise be taxable as a domestic corporation, but for Section 856 through 859 of the Code, (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code, and (5) which meets the share ownership, asset and income tests described below.

     First Union has a number of wholly-owned subsidiaries. Code Section 856(i) provides that a corporation which is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deductions, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the requirements described below, the assets, liabilities and items of income, deduction and credit of First Union's qualified REIT subsidiaries will be treated as assets, liabilities and items of First Union. Furthermore, First Union's proportionate share of the assets, liabilities and items of income of any partnership in which First Union is a partner will be treated as assets, liabilities and items of income of First Union for purposes of applying the requirements described below.

     Share Ownership Test. First Union's shares of stock must be held by a minimum of 100 persons for at least 335 days in each taxable year (or a proportional number of days in any short taxable year). In addition, at all times during the second half of each taxable year, no more than 50% in value of the stock of First Union may be owned, directly or indirectly and by applying certain constructive ownership rules, by five or fewer individuals, which for this purpose includes certain entities. Under the 1997 Act, for taxable years beginning after August 5, 1997, if First Union complies with the Treasury regulations for ascertaining its actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of its outstanding shares of stock were held, actually or constructively, by five or fewer individuals, then First Union will be treated as meeting such requirement.

     In order to ensure compliance with the 50% test, First Union has placed certain restrictions on the transfer of the shares of its stock to prevent additional concentration of ownership. Moreover, to evidence compliance with these requirements under Treasury regulations, First Union must maintain records which disclose the actual ownership of its outstanding shares of stock. In fulfilling its obligations to maintain records, First Union must and will demand written statements each year from the record holders of designated percentages of shares of its stock disclosing the actual owners of such shares (as prescribed by Treasury regulations). A list of those persons failing or refusing to comply with such demand must be maintained as a part of First Union's records. A shareholder failing or refusing to comply with First Union's written demand must submit with such holder's tax returns a similar statement disclosing the actual ownership of shares of First Union's stock and certain other information. In addition, the Bylaws provide restrictions regarding the transfer of shares of First Union's stock that are intended to assist First Union in continuing to satisfy the share ownership requirements. See "Description of Capital Stock -- Common Shares -- Restriction on Size of Holdings." First Union intends to enforce the 9.8% limitation on ownership of shares of its stock to assure that its qualification as a REIT will not be compromised although in appropriate circumstances First Union will consider granting a waiver of the 9.8% limitation. The Board of Trustees has agreed to waive the 9.8% limitation for the Standby Purchasers to enable them to satisfy their obligations under the Standby Commitments and may grant Waivers to other shareholders. In deciding whether to grant a Waiver, the Board of Trustees will determine whether allowing the holder to exceed the Share Ownership Limit will jeopardize First Union's REIT status. See "The Offering -- Waiver of Share Ownership Limit."

     Asset Tests. At the close of each quarter of First Union's taxable year, First Union must satisfy certain tests relating to the nature of its assets (determined in accordance with generally accepted accounting principles). First, at least 75% of the value of First Union's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, and government securities, and certain qualified temporary investments (for a period of one year from the date of First Union's receipt of proceeds of an offering of its shares of beneficial interest or long-term (at least five years) debt, stock or debt instruments purchased with such proceeds). Second, although the remaining 25% of First Union's assets generally may be invested without restriction, securities in this class of a single issuer may not exceed either (i) 5% of the value of First Union's total assets or
(ii) 10% of the outstanding voting securities of any one issuer.

     In connection with the acquisition of equity interests in Impark by the Management Company, First Union made certain subordinated loans to Impark on an unsecured basis. In connection with such loans, First Union has determined that (i) the fair market value of each of such loans, including any accrued interest, fees and any other amounts payable thereon, is not in excess of 5% of the fair market value of the total gross assets of First Union determined in accordance with generally accepted accounting principles and (ii) the fair market value of all such loans and First Union's other assets (other than assets represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, government securities and qualified temporary investments) do not have an aggregate fair market value in excess of 25% of the fair market value of the total gross assets of First Union determined in accordance with generally accepted accounting principles. Based on existing facts, First Union believes that it will be able to reaffirm this determination at the applicable times in the future. If, however, First Union were unable to satisfy the foregoing asset tests at the applicable time, First Union would be required to take preventative steps by disposing of certain assets or otherwise risk a loss of REIT status.

     In addition, as part of the acquisition of Impark, certain lenders of Impark have the right to transfer certain loans of Impark to First Union at certain times. If the transfer rights were exercised at a time when First Union's total assets were not sufficient to satisfy the foregoing asset tests, First Union would be required to take such preventative steps or otherwise risk such REIT status.

     Gross Income Tests. There are currently two separate percentage tests relating to the sources of First Union's gross income which must be satisfied for each taxable year. Additionally, for its taxable years before 1998, short-term gain from the sale or other disposition of stock or securities, gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition or real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of First Union's gross income (including gross income from prohibited transactions) for each such taxable year. The two current tests are as follows:

     1. The 75% Test. At least 75% of First Union's gross income for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property"--which term generally includes expenses of First Union that are paid or reimbursed by tenants) or from certain types of temporary investments.

     Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% test (or the 95% gross income test described below) if First Union, or an owner of 10% or more of First Union, directly or constructively owns 10% or more of such resident. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, First Union generally must not operate or manage the property or furnish or render services to tenants of such property, other than through an "independent contractor" from whom First Union derives no income, except that the "independent contractor" requirement does not apply to the extent that the services provided by First Union are "usually or customarily rendered" in connection with the rental of space for occupancy only or are not otherwise considered "rendered to the occupant for his convenience". For taxable years beginning after August 5, 1997, a REIT is permitted to render a de minimis amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the REIT during the taxable year for the impermissible services with respect to a property may not exceed one percent of all amounts received or accrued by the REIT directly or indirectly from the property. The amount received for any service (or management operation) for this purpose shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service (or providing the management or operation).

     2. The 95% Test. At least 95% of First Union's gross income for each taxable year must be derived from the real property investments included in the 75% test, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

     The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     For purposes of determining whether First Union complies with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property (excluding foreclosure property) unless such property is held by First Union for at least four years and certain other requirements are satisfied. See "-- Taxation of First Union -- General."

     Even if First Union fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) First Union's failure to comply was due to reasonable cause and not to willful neglect;
(ii) First Union reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. If these relief provisions apply, however, First Union will nonetheless be subject to a special tax upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year.

     Annual Distribution Requirements. In order to qualify as a REIT, First Union is required to make distributions (other than capital gain dividends) to its shareholders each year in an amount at least equal to (i) the sum of
(a) 95% of First Union's REIT taxable income (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus
(ii) the sum of certain items of non-cash income.

     Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before First Union timely files its tax return for such year with an appropriate election and if paid on or before the first regular dividend payment after such declaration. To the extent that First Union does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. For taxable years beginning after August 5, 1997, the 1997 Act permits a REIT, with respect to undistributed net long-term capital gains it received during the taxable year, to designate in a notice mailed to shareholders within 60 days of the end of the taxable year (or in a notice mailed with its annual report for the taxable year) such amount of such gains which its shareholders are to include in their taxable income as long- term capital gains. Thus, if First Union made this designation, the shareholders of First Union would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by First Union and First Union would have to pay the tax on such gains within 30 days of the close of its taxable year. Each shareholder of First Union would be deemed to have paid such shareholder's share of the tax paid by First Union on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase its tax basis in its First Union stock by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by First Union.

     First Union intends to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that First Union may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to, among other things, timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing First Union's REIT taxable income on the other hand. To avoid any problem with the 95% distribution requirement, First Union will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, intends to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

     If First Union fails to meet the 95% distribution requirement as a result of an adjustment to First Union's tax return by the IRS, First Union may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

     Failure to Qualify. If First Union fails to qualify for taxation as a REIT in any taxable year and certain relief provisions do not apply, First Union will be subject to tax (including applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which First Union fails to qualify as a REIT will not be deductible by First Union, nor generally will they be required to be made under the Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to certain limitations in the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, First Union also will be disqualified from reelecting taxation as a REIT for the four taxable years following the year during which qualification was lost.

TAXATION OF FIRST UNION'S SHAREHOLDERS

     Taxation of Taxable U.S. Shareholders. As used herein, the term "U.S. Shareholder" means a holder of Common Shares who (for United States federal income tax purposes) is (i) a citizen or resident of the United States,
(ii) a corporation or partnership organized under the laws of the United States, or of any political subdivision thereof, or (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust subject to the primary supervision of a court within the United States and the control of one or more U.S. persons. A "Non-U.S. Shareholder" is a shareholder other than a U.S. Shareholder.

     As long as First Union qualifies as a REIT, distributions made to First Union's taxable U.S. Shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction for corporations. Distributions (and for tax years beginning after August 5, 1997, undistributed amounts) that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed First Union's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. However, corporate U.S. Shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that First Union makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the U.S. Shareholder, reducing the tax basis of a U.S. Shareholder's shares by the amount of such distribution (but not below zero), with distributions in excess of the U.S. Shareholder's tax basis taxable as capital gains (if the shares are held as a capital asset). In addition, any dividend declared by First Union in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by First Union and received by the U.S. Shareholder on December 31 of such year, provided that the dividend is actually paid by First Union during January of the following calendar year. U.S. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of First Union. Federal income tax rules may also require that certain minimum tax adjustments and preferences be apportioned to First Union shareholders.

     Distributions made by First Union and gain arising from the sale or exchange by a U.S. Shareholder of Common Shares will not be treated as passive activity income, and, as a result, U.S. Shareholders generally will not be able to apply any "passive losses" against such income or gain.

     Upon any sale or other disposition of Common Shares, a U.S. Shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition, and (ii) the holder's adjusted basis in the Common Shares for tax purposes. Such gain or loss will be capital gain or loss if the Common Shares have been held by the U.S. Shareholder as a capital asset and will be long-term gain or loss if such Common Shares have been held for more than one year. Long-term capital gain of an individual U.S. Shareholder is generally subject to a maximum tax rate of 20%. In general, any loss recognized by a U.S. Shareholder upon the sale or other disposition of Common Shares of First Union that have been held for six months or less (after applying certain holding period rules) will be treated as long-term capital loss, to the extent of distributions received by such U.S. Shareholder from First Union which were required to be treated as long-term capital gains.

     Backup Withholding. First Union will report to its U.S. Shareholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless such shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Shareholder that does not provide First Union with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be credited against the shareholder's income tax liability. In addition, First Union may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to First Union.

     Taxation of Tax-Exempt Shareholders. The IRS has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Subject to the discussion below regarding a "pension-held REIT," based upon the ruling, the analysis therein and the statutory framework of the Code, distributions by First Union to a shareholder that is a tax-exempt entity should also not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code, and that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that First Union, consistent with its present intent, does not hold a residual interest in a real estate mortgage investment conduit.

     For tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17), and (c)(20) of the Code, respectively, income from an investment in Common Shares will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its Common Shares. Such prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

     However, if any pension or other retirement trust that qualifies under
Section 401(a) of the Code ("qualified pension trust") holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute UBTI. For these purposes, a "pension-held REIT" is defined as a REIT if (i) such REIT would not have qualified as a REIT but for the provisions of the Code which look through such a qualified pension trust in determining ownership of stock of the REIT and (ii) at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in such REIT.

     Taxation of Non-U.S. Shareholders. The rules governing United States federal income taxation of Non-U.S. Shareholders are complex, and no attempt will be made to provide herein more than a summary of such rules.

     PROSPECTIVE NON-U.S. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE IMPACT OF U.S. FEDERAL, STATE AND LOCAL TAX LAWS WITH REGARD TO AN INVESTMENT IN COMMON SHARES, INCLUDING ANY REPORTING REQUIREMENTS.

     Distributions From First Union
     ------------------------------

     1. Ordinary Dividends. The portion of dividends received by Non-U.S. Shareholders payable out of First Union's earnings and profits that are not attributable to capital gains of First Union and that are not effectively connected with a U.S. trade or business of the Non-U.S. Shareholder will generally be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty or the Non-U.S. Shareholder files an IRS Form 4224 (or successor form) with First Union certifying that the investment to which the distribution relates is effectively connected to a United States trade or business of such Non-U.S. Shareholder). Under certain limited circumstances, the amount of tax withheld may be refundable, in whole or in part, because of the tax status of certain partners or beneficiaries of Non-U.S. Shareholders that are either foreign partnerships or foreign estates or trusts. In general, Non-U.S. Shareholders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of Common Shares. In cases where the dividend income from a Non-U.S. Shareholder's investment in Common Shares is (or is treated as) effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax (unless reduced by treaty) in the case of a Non-U.S. Shareholder that is a foreign corporation).

     2. Capital Gain Dividends. Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), any distribution made by First Union to a Non-U.S. Shareholder, to the extent attributable to gains from dispositions of United States Real Property Interests ("USRPIs") by First Union ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the Non-U.S. Shareholder and subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, First Union will be required to withhold tax equal to 35% of the amount of any distribution that could be designated by First Union as a capital gain dividend. However, if First Union designates as a capital gain dividend a distribution made prior to the day First Union actually effects such designation, then (although such distribution may be taxable to a Non-U.S. Shareholder) such distribution is not subject to withholding under FIRPTA; rather, First Union must effect the 35% FIRPTA withholding from distributions made on and after the date of such designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The amount withheld is creditable against the Non-U.S. Shareholder's U.S. tax liability. Such distribution may also be subject to the 30% branch profits tax (unless reduced by treaty) in the case of a Non-U.S. Shareholder that is a foreign corporation.

     3. Non-Dividend Distributions. Distributions in excess of current and accumulated earnings and profits of First Union, which are not attributable to the gain from disposition by First Union of a USRPI, will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the Non-U.S. Shareholder's Common Shares, but rather will reduce the adjusted basis of such Common Shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Common Shares, they will give rise to tax liability if the Non-U.S. Shareholder otherwise would be subject to tax on any gain from the sale or disposition of its Common Shares, as described below. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current accumulated earnings and profits of First Union.

     Dispositions of Common Shares
     -----------------------------

     Unless the Common Shares constitute USRPIs, a sale or exchange of Common Shares by a Non-U.S. Shareholder generally will not be subject to U.S. taxation under FIRPTA. The Common Shares will not constitute USRPIs if First Union is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Shareholders. First Union believes that it is and will continue to be a domestically controlled REIT and, therefore, that the sale of Common Shares will not be subject to taxation under FIRPTA. However, no assurance can be given that First Union will continue to be a domestically controlled REIT.

     If First Union does not constitute a domestically controlled REIT, a Non-U.S. Shareholder's sale or exchange of Common Shares generally will still not be subject to tax under FIRPTA as a sale of USRPIs provided that
(i) First Union's Common Shares are "regularly traded" (as defined by applicable Treasury regulations) on an established securities market (e.g., the NYSE, on which the Common Shares are listed) and (ii) the selling Non-U.S. Shareholder held 5% or less of First Union's outstanding Common Shares at all times during a specified testing period.

     If gain on the sale or exchange of Common Shares were subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, and the purchaser of Common Shares could be required to withhold 10% of the purchase price and remit such amount to the IRS. The branch profits tax generally would not apply to such sales or exchanges.

     Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Shareholder in two cases: (i) if the Non-U.S. Shareholder's investment in Common Shares is effectively connected with a U.S. trade or business conducted by such Non-U.S. Shareholder, the Non-U.S. Shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain or (ii) if the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to 30% tax on the individual's capital gain (unless reduced or eliminated by treaty).

     Treaty Benefits
     ---------------

     Pursuant to current Treasury regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. Shareholders that are partnerships or entities that are similarly fiscally transparent for federal income tax purposes, and persons holding Common Shares through such entities, may be subject to restrictions on their ability to claim benefits under U.S. tax treaties and should consult a tax advisor.

     Under recently issued Treasury regulations that are effective for payments made after December 31, 1999 (the "Withholding Regulations"), however, a Non-U.S. Shareholder who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements. In addition, under the Withholding Regulations, in the case of Common Shares held by a foreign partnership, (x) the certification requirement would generally be applied to the partners in the partnership and (y) the partnership would be required to provide certain information, including a United States taxpayer identification number. The Withholding Regulations provide look-through rules in the case of tiered partnerships.


                            PLAN OF DISTRIBUTION

     The Common Shares offered hereby are being offered by First Union pursuant to the issuance of Rights to holders of Common Shares on the Record Date.

     First Union intends to distribute Rights and copies of this Prospectus to shareholders of record on the Record Date promptly following the effective date of the Registration Statement of which this Prospectus forms a part.

     Holders of Rights who desire to subscribe for the purchase of Common Shares in the Offering are urged to complete, date and sign the Rights Certificate and return it to the Subscription Agent on or before the Expiration Time, together with payment in full of the Subscription Price. See "The Offering." Any questions concerning the procedure for subscribing for the purchase of Common Shares should be directed to the Subscription Agent.

                           THE FINANCIAL ADVISOR

     The Company has engaged PaineWebber Incorporated ("PaineWebber") to act as financial advisor in connection with the Offering. In this capacity, PaineWebber has provided advice to the Board of Trustees of First Union regarding the terms, structure and timing of the Offering. PaineWebber has not agreed to any standby or other arrangements to purchase any Rights or any Common Shares or to solicit exercises of the Rights. In addition, PaineWebber does not intend to engage in any stabilization activities with respect to any of First Union's securities and PaineWebber will not engage in any bids for or market making activities in First Union's securities subsequent to the date hereof and prior to the Expiration Time.

     First Union has agreed to pay PaineWebber a fee of [$ ] for its services and has agreed to indemnify PaineWebber against certain liabilities under the Securities Act. Such fee is not dependent on the consummation of the Offering. PaineWebber has been engaged by First Union to explore strategic alternatives for Impark for customary compensation.

     Other than PaineWebber, First Union has not engaged any financial advisors, brokers or dealers in connection with the Offering.


                                  EXPERTS

     The combined financial statements and schedules as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, incorporated by reference in the Registration Statement of which this Prospectus is a part, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.


                               LEGAL MATTERS

     Certain legal matters relating to the validity of the Common Shares offered pursuant to this Prospectus will be passed upon for First Union by Hahn Loeser & Parks LLP.

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NO DEALER,  SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FIRST UNION. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES OF BENEFICIAL INTEREST IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE
HEREUNDER  OR  THEREUNDER  SHALL,  UNDER  ANY   CIRCUMSTANCES,   CREATE  AN
IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF FIRST UNION SINCE THE DATE HEREOF.
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                             TABLE OF CONTENTS


                                   PAGE
Available Information............   2
Incorporation of Certain Documents
  By Reference...................   2
Prospectus Summary...............   3
Risk Factors.....................   10
The Company......................   16
Use of Proceeds..................   19
Price Range of Common Shares and
  Distributions..................   19
Capitalization...................   21
Selected Financial Data..........   22
Management.......................   25
The Offering.....................   27
Description of Capital Stock.....   33
Certain Federal Income Tax
  Considerations Regarding the      38
  Offering.......................
Certain Federal Income Tax          40
  Considerations.................
Plan of Distribution.............   49
The Financial Advisor............   49
Experts..........................   49
Legal Matters....................   49

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                          FIRST UNION REAL ESTATE
                            EQUITY AND MORTGAGE
                                INVESTMENTS





                             RIGHTS TO PURCHASE
                             31,431,000 SHARES
                           OF BENEFICIAL INTEREST
                        ($1.00 PAR VALUE PER SHARE)




                                ............
                                 PROSPECTUS
                                ............





                                                          , 1998




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


                                  PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses (other than the SEC registration fee) in connection with the issuance and distribution of the securities registered hereby, all of which will be paid by the
Registrant:

   SEC registration fee........................................   $ 44,250
   Printing and duplicating expenses...........................        *
   Legal fees and expenses.....................................        *
   Blue Sky fees and expenses..................................        *
   Accounting fees and expenses................................        *
   Miscellaneous expenses......................................        *
                                                                  --------
      Total....................................................   $    *
                                                                  ========

------------------------------------------

*  To be filed by amendment

ITEM 15.  INDEMNIFICATION OF TRUSTEES AND OFFICERS.

     Pursuant to Article III, Section 3.3 of the Amended Declaration of Trust, each Trustee, officer, employee and agent of the Registrant is entitled to indemnification for any loss, cost, liability or obligation in connection with the Registrant's property or the affairs of the Registrant except for such of his own acts as constitute bad faith, willful misfeasance or willful disregard of his duties.

     The Registrant has acquired insurance indemnifying Trustees and officers in certain cases and with certain deductible limitations.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     See Exhibit Index included herewith which is incorporated herein by reference.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, and State of Ohio, on the 17th day of September, 1998.

                                      FIRST UNION REAL ESTATE EQUITY
                                        AND MORTGAGE INVESTMENTS

                                      By:  /s/    William A. Ackman
                                           ---------------------------------
                                            William A. Ackman
                                            Chairman of the Board of Trustees


                             POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William A. Ackman, David P. Berkowitz and David S. Klafter, and each of them, his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could be done in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the 17th day of September, 1998.

    SIGNATURE                             TITLE

/s/ William A. Ackman                     Chairman of the Board of Trustees
------------------------------
    William A. Ackman


/s/ David P. Berkowitz                    Vice Chairman of the Board of Trustees
------------------------------
    David P. Berkowitz


/s/ Steven M. Edelman                     Interim Chief Executive Officer and
------------------------------            Chief Financial Officer
   Steven M. Edelman                      (Principal Executive Officer
                                            and Principal Financial Officer)

/s/ John J. Dee                            Senior Vice President and Chief
------------------------------              Accounting Officer
    John J. Dee                             (Principal Accounting Officer)


/s/ Daniel J. Altobello                     Trustee
------------------------------
    Daniel J. Altobello


/s/ William E. Conway                       Trustee
------------------------------
    William E. Conway


/s/ Allen H. Ford                           Trustee
------------------------------
    Allen H. Ford

/s/ Stephen J. Garchick                     Trustee
------------------------------
    Stephen J. Garchick


/s/ Russell R. Gifford                      Trustee
------------------------------
    Russell R. Gifford


/s/ David S. Klafter                        Trustee
------------------------------
    David S. Klafter


/s/ Daniel Shuchman                         Trustee
------------------------------
    Daniel Shuchman


/s/ Stephen S. Snider                       Trustee
------------------------------
    Stephen S. Snider


/s/ Mary Ann Tighe                          Trustee
------------------------------
    Mary Ann Tighe


/s/ James A. Williams                       Trustee
------------------------------
    James A. Williams

                             INDEX TO EXHIBITS

     3(a) -- Declaration of Trust of Registrant dated August 1, 1961, as amended through July 25, 1986 (incorporated by reference from Registrant's Registration Statement on Form S-3 (No. 33-4493)).

     3(b)  --  By-laws of the  Registrant,  as  amended,  dated June 3,
               1998.

     4(a)  --  Rights Agreement between the Registrant and National City
               Bank dated March 7, 1990 (incorporated by reference from Registrant's Form 8-A dated March 30, 1990).

     4(b)  --  Form of  certificate  for Shares of  Beneficial  Interest
               (incorporated by reference from Registrant's Registration Statement on Form S-3 (No. 33-2818)).

     4(c)  --  Amended and Restated  Declaration  of Trust dated October
               1, 1996 (incorporated by reference from Registrant's Form 10-Q for the quarter ended September 30, 1996 (File No. 1-6249)).

     4(d)  --  Certificate  of  Designations  relating to  Registrant's
               Series  A   Cumulative   Redeemable   Preferred   Shares  of
               Beneficial   Interest   (incorporated   by  reference   from
               Registrant's Form 8-K dated October 24, 1996).

     4(e)  --  Standby Purchase  Agreement between Registrant and Gotham
               Partners, L.P. dated August 11, 1998 (incorporated by reference from Schedule 13D, dated August 11, 1998, of Gotham Partners, L.P. regarding Registrant's Shares of Beneficial Interest).

     4(f)  --  Standby Purchase  Agreement between Registrant and Gotham
               Partners III, L.P. dated August 11, 1998 (incorporated by reference from Schedule 13D, dated August 11, 1998, of Gotham Partners III, L.P. regarding Registrant's Shares of Beneficial Interest).

     4(g)* -- Standby Purchase Agreement between Registrant and Elliott Associates, L.P. dated August 11, 1998.

     5*    --  Opinion of Hahn  Loeser & Parks LLP as to validity of the
               Shares of Beneficial Interest.

     8*    --  Opinion of Fried, Frank, Harris, Shriver & Jacobson as to
               certain tax matters.

     10(a) -- Fixed Rate Loan Agreement dated as of August 11, 1998 by and among Registrant, as borrower, Bankers Trust Company, as agent, and Wellsford Capital and BankBoston, N.A., as lenders.

     10(b) -- Fixed Rate Loan Agreement dated as of August 11, 1998 by and among Registrant, as borrower, Bankers Trust Company, as agent, and Gotham Partners, L.P., Gotham Partners III, L.P., Elliott Associates, L.P. and Blackacre Bridge Capital, L.L.C., as lenders.

     23(a) --  Consent of Arthur Andersen LLP.

     23(b) --  Consent of Hahn  Loeser & Parks LLP  included  as part of
               Exhibit 5.

     23(c) -- Consent of Fried, Frank, Harris, Shriver & Jacobson included as part of Exhibit 8.

     24(a) --  Powers of Attorney (included on signature pages).

     99(a)*--  Form of Rights Certificate.

     99(b)*--  Form of Notice of Guaranteed Delivery.

     99(c)*--  Form of Request for Waiver of Share Ownership Limit.

     99(d)*--  Form of Letter to Holders of Common Shares.

     99(e)*--  Form of Letter to Dealers, Banks, Brokers, etc.

     99(f)*--  Form of Letter to Clients.

     99(g)*--  Form    of    Affidavit    of    Lost     Certificate.

------------------------------------------------
*  To  be filed by amendment.